Exhibit 10.1

FIRST-LIEN CREDIT AGREEMENT

dated as of

May 10, 2005

among

WYNDHAM INTERNATIONAL, INC.,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Syndication Agent

$755,000,000

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Book Runner

BEAR, STEARNS & CO., INC.,

as Joint Lead Arranger and Joint Book Runner

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-iii-

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ANNEX I	Lenders/Commitments/CL Amounts

SCHEDULE 1.01(i)	CMBS Collateral

SCHEDULE 1.01(ii)	Existing Letters of Credit

SCHEDULE 1.01(iii)	Mezzanine Collateral

SCHEDULE 1.01(iv)	Mortgaged Property

SCHEDULE 1.01(v)	Subsidiary Guarantors/Non-Guarantor Subsidiaries

SCHEDULE 1.01(vi)	Portfolio Assets

SCHEDULE 1.01(vii)	Certain Litigation

SCHEDULE 1.01(viii)	Investments made pursuant to Buy/Sell Arrangements

SCHEDULE 3.04	Filings/Notices

SCHEDULE 3.06	Litigation

SCHEDULE 3.15	Subsidiaries/Joint Ventures

SCHEDULE 3.17	Hotels

SCHEDULE 3.22	Existing Indebtedness

SCHEDULE 6.06(a)	Existing Investments

SCHEDULE 6.09	Certain Indemnities

SCHEDULE 6.10	Restrictive Agreements

SCHEDULE 6.15	Existing Interest Rate Protection Agreements

EXHIBIT A	Form of Assignment and Acceptance

EXHIBIT B	Form of Compliance Certificate

EXHIBIT C	Form of Guaranty and Collateral Agreement

EXHIBIT D	Form of Closing Certificate

EXHIBIT E	Matters to be covered by Opinions of (i) Akin Gump Strauss Hauer & Feld LLP and (ii) Skadden, Arps, Slate, Meagher & Flom LLP

EXHIBIT F	Form of Solvency Certificate

EXHIBIT G	Form of PCE Escrow Agreement

EXHIBIT H	Form of Intercreditor Agreement

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FIRST-LIEN CREDIT AGREEMENT dated as of May 10, 2005 among WYNDHAM INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” has the meaning as provided in the term “Permitted Acquisition.”

“Act” has the meaning provided in Section 9.16.

“AD Holdback Amount” means for a fiscal year of the Borrower, (i) the aggregate amount of the Borrower’s Percentage of each Asset Disposition and Exchange made during such year plus (ii) the aggregate Net Cash Proceeds, if any, retained by the Borrower pursuant to clause (B) of the proviso in Section 2.11(f) from Asset Dispositions and Exchanges during such year other than any PPH Proceeds.

“Additional Mortgage” means each Mortgage executed and delivered pursuant to Section 5.09(a).

“Additional Mortgaged Property” has the meaning provided in Section 5.09(a).

“Adjusted Consolidated Net Income” means, for any Person for any period, the Consolidated Net Income of such Person for such period plus the amount of all non-cash charges (including non-cash taxes) and losses from sales of assets that were deducted in determining such Consolidated Net Income minus the amount of all non-cash gains and gains from sales of assets that were added at arriving at such Consolidated Net Income.

“Adjusted Consolidated Working Capital” means, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Adjusted Credit-Linked Amount” means, at any time, the sum of (i) the Total Credit-Linked Deposit at such time plus (ii) all amounts theretofore withdrawn from the Credit-Linked Deposits to reimburse an Issuing Bank for a CL LC Disbursement to the extent not then refunded by the Borrower.

“Adjusted Holdback” means for any fiscal year, the sum of (i) the AD Holdback Amount for such fiscal year plus (ii) the portion of the Rollover Amount for such fiscal year attributable to the unused AD Holdback Amount for the previous fiscal year.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JP Morgan Chase, in its capacity as administrative agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 8.05.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Eurodollar Loans” has the meaning provided in Section 2.16.

“Affected Loans” has the meaning provided in Section 2.11(j).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate CE/PE Expenditures” means for any fiscal year of the Borrower, the sum of (x) the aggregate amount of Capital Expenditures made in such fiscal year plus (y) the aggregate Purchase Price of all Permitted Acquisitions made in such fiscal year plus (z) the aggregate Permitted Expenditures (valued as provided in the definition of Permitted Expenditures) other than Permitted Acquisitions made in such fiscal year.

“Agreed Additional Permitted Expenditures” means Permitted Expenditures made at any time when the Leverage Ratio as of the last day of the fiscal quarter then last ended was less than 6.00 to 1.00 provided that the sum of (i) the aggregate Purchase Price of all Permitted Acquisitions included in such Agreed Additional Permitted Expenditures plus (ii) the value (as determined in the definition of Permitted Expenditures) of all Permitted Expenditures other than Permitted Acquisitions included in such Agreed Additional Permitted Expenditures shall not exceed in the aggregate $25,000,000 in any fiscal year, it being agreed that the references to Permitted Acquisitions and Permitted Expenditures in Section 6.16 shall not include any Agreed Additional Permitted Expenditures.

“Agreement” means this First-Lien Credit Agreement, as amended, restated, modified and/or supplemented from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the

Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Apollo/THL Affiliate” means (i) Apollo Management, L.P., (ii) Thomas H. Lee Partners, L.P. and (iii) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with either of the Persons identified in clauses (i) and/or (ii).

“Applicable Margin” means 3.25% per annum if Eurodollar Loans and 2.25% per annum if ABR Loans.

“Appraised Value” of a Mortgaged Property means the MAI appraised value of such Mortgaged Property as set forth in the appraisals delivered pursuant to Section 4.01(j) hereof.

“Asset Disposition” means any Disposition (including, without limitation, by merger or consolidation but excluding (x) Dispositions arising out of, or in connection with, a Recovery Event and (y) Exchanges) by the Borrower, or any of its Subsidiaries or Joint Ventures to any Person (other than to the Borrower or any Subsidiary Guarantor) of any Equity Ownership Interest of any of its Subsidiaries or Joint Ventures or any Hotel or any other properties and assets, or group of related properties and assets of any kind whatsoever, whether real, personal, or mixed, in each case other than (i) Dispositions in the ordinary course of business of inventory, obsolete, damaged or worn out assets and fixtures, furniture and equipment, terminations of franchise and management agreements, leases and licenses (and subleases and sublicenses) permitted by Section 6.05(f), licenses and sublicenses permitted by Section 6.05(g), Dispositions constituting Investments permitted by Section 6.05(h) and Liens permitted by Section 6.03 and (ii) other Dispositions of assets other than Hotels and/or all or substantially all of the seller’s interest in a Subsidiary or Joint Venture (but including in any event for purposes of Section 2.11(f) the repayment of any Tempus Note as a result of the sale of timeshare unit(s)) which generate net proceeds and/or other consideration the fair market value of which is less than $5,000,000 in the aggregate in any fiscal year of the Borrower.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Indebtedness” means Indebtedness assumed after the Effective Date in connection with a Permitted Acquisition or with an Exchange of the type defined in Sections 6.05(c), provided that (a) such Indebtedness is outstanding at the time of such acquisition and was not incurred in connection therewith or in contemplation thereof and (b) in the event that such Permitted Acquisition constitutes an acquisition of assets other than Equity Ownership Interest, such Indebtedness was incurred in order to acquire or improve such asset (or refinancing of such Indebtedness whether in connection with the original acquisition or improvement or the Permitted Acquisition).

“Attributable Indebtedness” means, in respect of a sale-leaseback transaction, as at the time of determination, the present value (discounted at the interest rate borne at such time by Revolving Loans maintained as Eurodollar Loans, compounded annually) of the total obligations of the lessee for rental/lease payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended), provided, however, that if such sale-leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capital Lease Obligations.

“Base Amount” means for (i) the fiscal year of the Borrower ending December 31, 2005, $150,000,000, (ii) the fiscal year of the Borrower ending December 31, 2006, $100,000,000 and (iii) each subsequent fiscal year of the Borrower, $75,000,000.

“Benchmark LIBO Rate” has the meaning provided in Section 2.20(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower’s Percentage” means with respect to any Asset Disposition or Exchange, a percentage equal to 100% less the Designated Percentage for such event.

“Borrower’s Preferred Stock” means the shares of the Borrower’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

“Borrowing” means (a) Revolving Loans or Term Loans of the same Type and Facility made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Swingline Loans.

“Borrowing Request” means a request by the Borrower for a Borrowing of Revolving Loans or Term Loans in accordance with Section 2.03.

“Business” has the meaning provided in Section 3.18(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, with respect to notices and determinations in connection with and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in dollar deposits in the interbank London Eurodollar market.

“Buy/Sell Arrangement” means an agreement among owners of Equity Ownership Interests in another Person pursuant to which an owner has the option to sell his Equity Ownership Interest or to buy the Equity Ownership Interests of other owners, and in response to which offer, the offerees in turn have the option to accept such offer, or to require the initial offeror in the case of an initial offer to sell, to instead buy the Equity Ownership Interests of the offerees, or in the case of an initial offer to buy, to instead sell the Equity Ownership Interest of the offeror to the offerees.

“Calculation Period” means the Test Period during which occurs the respective event or incurrence which requires calculations to be made on a Pro Forma Basis.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures (including with funds that constituted Prepaid Capital Expenditures but other than Management Agreement Investments and those made pursuant to Permitted Expenditures or in connection with a Recovery Event) by such Person and its Subsidiaries for the acquisition or leasing (other than pursuant to a lease giving rise to Capital Lease Obligations) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding merchandise inventory acquired during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries provided that any such expenditure required to be paid or reimbursed by a tenant, licensee, concessionaire or other third party shall not constitute a Capital Expenditure to the extent so paid or reimbursed by such third party.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and for the purposes of this Agreement, the amount of such obligations, shall be the capitalized amount thereof, at such time determined in accordance with GAAP.

“Cash Consideration” means, with respect to any Asset Disposition, cash, Cash Equivalents or the assumption or retirement of Indebtedness with respect to the asset or property subject to such Asset Disposition, or any combination of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A1 by S&P or P1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means (i) the acquisition, directly or indirectly, by any one “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Apollo/THL Affiliates, whether collectively or individually) of beneficial ownership of more than 30% of the Common Stock of the Borrower on a fully diluted basis, provided that beneficial ownership of 30% of such Common Stock by any Person (x) who is deemed to be included in a single “person” (as so defined) that also includes Apollo/THL Affiliates and (y) who would not hold the beneficial ownership of more than 30% of such Common Stock if such Person were not deemed to be included in a single “person” (as so defined) with Apollo/THL Affiliates shall not constitute a Change of Control under this clause (i), (ii) during any period of 24 consecutive calendar months after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders or members, as the case may be, of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; or (iii) any “Change of Control” or similar event shall occur under the Second-Lien Loan Documents (or any other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount in excess of $25,000,000 other than the Existing Mortgage Debt secured by the Wyndham Palace Resort & Spa and/or the Wyndham Condado Plaza Hotel & Casino) or the Borrower’s Preferred Stock. In no event shall the consummation of the Recap constitute a Change of Control.

“CL Amount” means with respect to any CL Lender, the obligation of such CL Lender, if any, to make a Credit-Linked Deposit on the Effective Date in a principal amount equal to the amount set forth under the heading “CL Amount” opposite such CL Lender’s name on Annex I.

“CL Availability Period” means the period from and including the Effective Date to but excluding the earlier of the CL Maturity Date and the date on which all of the Credit-Linked Deposits are returned to the CL Lenders.

“CL Fronting Fee” has the meaning provided in Section 2.12(c).

“CL LC Disbursements” means any payment made by an Issuing Bank pursuant to a CL Letter of Credit.

“CL LC Obligations” means, at any time, the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding CL Letters of Credit plus (b) the aggregate amount of all CL LC Disbursements that have not then been reimbursed by or on behalf of the Borrower at such time. The CL LC Obligations of any CL Lender at any time shall be its CL Percentage of the aggregate amount of all CL LC Obligations at such time. A Letter of Credit which expires or is drawn upon in full shall cease to be included in determining the aggregate amount of outstanding Letters of Credit.

“CL Lender” means a Lender having a Credit-Linked Deposit.

“CL Letter of Credit Facility” means the Facility evidenced by the Total Credit-Linked Deposit and after the return thereof by the CL Letters of Credit (if any).

“CL Letters of Credit” means, at any time, Letters of Credit in an amount equal to the lesser of (i) the Total Credit-Linked Deposit and (ii) the aggregate amount of outstanding Letters of Credit at such time. Letters of Credit will from time to time be deemed to be CL Letters of Credit or RF Letters of Credit in accordance with the provisions of Section 2.05(a).

“CL Maturity Date” means May 10, 2011.

“CL Participation Fee” means the participation fee payable to the CL Lenders pursuant to Section 2.12(c).

“CL Percentage” means, as to any Lender with a Credit-Linked Deposit at any time, the percentage which such Lender’s Credit-Linked Deposit then constitutes of the Total Credit-Linked Deposit. If the Credit-Linked Deposits shall have been applied in full to reimburse CL LC Disbursements, the CL Percentage of any CL Lender shall be determined based on the last day on which the Credit-Linked Deposits exceed zero.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans.

“Class A Common Stock” means the Class A Common Stock of the Borrower.

“Class B Stock” means, collectively, the Class B Common Stock of the Borrower and the Series B Convertible Preferred Stock of the Borrower.

“Closing Projections” has the meaning provided in Section 4.01(c).

“CMBS” means the commercial mortgage backed securities and any mezzanine debt and/or preferred equity (other than any thereof issued pursuant to the Mezzanine Facility) issued in connection with the CMBS Facility.

“CMBS Documents” means the agreements evidencing and/or governing the CMBS Facility.

“CMBS Escrows” means one or more escrow arrangements with respect to a portion of the Prepaid Capital Expenditures that directly support the CMBS Facility and are created pursuant to, and governed by, CMBS Documents.

“CMBS Facility” shall mean a facility providing for the issuance of CMBS for gross cash proceeds of at least $675,000,000, which facility will have the benefit of Liens solely on those properties listed on Schedule 1.01(i).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means JPMorgan Chase, in its capacity as Collateral Agent for the Secured Parties under the Loan Documents, and shall include any successor as the Collateral Agent.

“Commitments” means the Term Loan Commitments, the Revolving Commitments, the Swingline Commitment and/or the Credit-Linked Deposits, or any combination thereof (as the context requires).

“Commitment Fee” has the meaning provided in Section 2.12(a).

“Common Stock” means, with respect to the Borrower, (a) for so long as the Class A Common Stock remains a separate class of the Borrower’s common stock and the special voting provisions available to the Class B Stock apply, the shares of Class A Common Stock then outstanding, on a fully diluted basis, including, without limitation, any shares of Class A Common Stock issuable upon the conversion of any securities (including the Series A Convertible Preferred Stock of the Borrower and the Class B Stock) then outstanding which are or may be convertible, directly or indirectly, into Class A Common Stock, and (b) thereafter, all securities of any class of common stock, on a fully diluted basis, entitling the holders thereof (whether at all times or by reason of the happening of any contingency) to vote in the election of the members of the board of directors of the Borrower.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Company” means any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Document” means the operative organizational documents of a Company, such as the certificate of incorporation, by-laws, partnership agreement, certificate of partnership and limited liability company agreement and shall include, with respect to the Borrower, the Recap Agreement.

“Compliance Certificate” means a certificate duly executed by the Responsible Officer substantially in the form of Exhibit B.

“Consolidated Current Assets” means, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period and (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary.

“Contractual Obligation” means, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets are bound.

“Credit-Linked Deposit” means, as to each CL Lender, the cash deposit (if any) made by such Lender pursuant to Section 2.01(c), as such deposit may be (a) reduced from time to time pursuant to Section 2.05(e)(iii) or Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.05(e)(iii). The amount of each CL Lender’s Credit-Linked Deposit on the Effective Date is such Lender’s CL Amount. The aggregate amount of the Credit-Linked Deposits on the Effective Date is $50,000,000.

“Credit-Linked Deposit Account” means the account established by the Administrative Agent under its sole and exclusive control maintained at the office of JPMorgan Chase Bank, N.A., 4 New York Plaza, 17th Floor, New York, NY 10004, designated as the “Credit-Linked Deposit Account” that shall be used solely to hold the Credit-Linked Deposits.

“Cure Equity” means all equity contributed to, or issued by, the Borrower to cure a default to the extent permitted by Section 7.03(b).

“Default” means any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Delayed Sale Assets” means the Marriott Atlanta Century Center hotel and the Wyndham Toledo hotel.

“Derivatives Counterparty” has the meaning provided in Section 6.07.

“Derivatives Obligations” of any Person means all Interest Rate Protection Agreements and all other obligations of such Person in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, forward equity transaction, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Designated Disposition” means a Disposition where (i) an MAI appraisal of the assets being disposed of has been completed by a firm selected by the Administrative Agent in its reasonable discretion and (ii) the sales price is at least equal to 100% of the value of such assets as determined by such MAI appraisal.

“Designated Percentage” means with respect to any Asset Disposition, Exchange or Recovery Event (a) with respect to assets which neither constitute Collateral, Negative Pledge Assets nor Delayed Sale Assets, (i) 100% if (x) the Leverage Ratio as of the last day of the most recent fiscal quarter of the Borrower is greater than or equal to 6.00 to 1.00 or (y) an Event of Default then exists, (ii) 75% if the Leverage Ratio as of the last day of the most recent fiscal quarter of the Borrower is less than 6.00 to 1.00 but greater than or equal to 5.00:1.00 and (iii) 50% if the Leverage Ratio as of the last day of the most recent fiscal quarter of the Borrower is less than 5.00 to 1.00 and (b) with respect to any other assets not described in clause (a) above, 100%.

“Disbursed CL LC Obligations” means at any time the aggregate amount of all CL LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

“Disposition” means with respect to any asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dividends” has the meaning provided in Section 6.07.

“Documents” means the Transaction Documents and the Loan Documents.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America or any State thereof.

“EBITDA” means for any Person for any period, the Consolidated Net Income of such Person for such period, plus (a) the sum of the following amounts of such Person for such period determined in conformity with GAAP to the extent included in the determination of such

Consolidated Net Income: (i) depreciation expense, (ii) amortization expense, (iii) cash interest expense, (iv) income tax expense, (v) extraordinary losses (and other losses on sales or other dispositions of assets not incurred in the ordinary course of business and not otherwise included in extraordinary losses determined in conformity with GAAP), (vi) all other non-cash expenses and charges, (vii) cash costs of implementing (x) the 2004 restructuring of the Borrower (including severance costs) incurred in 2004 and not exceeding $10,000,000 and (y) restructurings after the Effective Date and incurred after the Effective Date and not exceeding (A) $5,000,000 for any fiscal year and (B) $10,000,000 in the aggregate, (viii) fees and expenses incurred in connection with the Refinancing to the extent not capitalized, (ix) expenses up to $2,500,000 in the aggregate incurred during 2004 relating to repairs and maintenance costs resulting from hurricanes to the extent such expenses are not capitalized and not reimbursed by insurance, (x) the cash settlement payments associated with Interest Rate Protection Agreements, and (xi) up to $1,500,000 of accruals in 2004 relating to certain litigation and up to $1,000,000 of legal fees for other litigation specified on Schedule 1.01(vii) plus (b) proceeds actually paid during such period to the Borrower or any Subsidiary from business interruption insurance, less (c) to the extent included in determining such Consolidated Net Income, extraordinary gains of such Person determined in conformity with GAAP to the extent included in the determination of such net income (and other gains on sales or other dispositions of assets not received in the ordinary course of business and not otherwise included in extraordinary gains determined in conformity with GAAP), plus (d) an amount equal to any Cure Equity contributed to, or issued by, the Borrower, plus (e) an addition to each of the three consecutive fiscal quarters of the Borrower ending September 30, 2004, December 31, 2004 and March 31, 2005 in an amount equal to $3,300,000 (less for the period ending March 31, 2005 the actual SG&A cost reductions realized during such period relating to the Portfolio Sale) representing projected annual SG&A cost reductions resulting from the Portfolio Sale.

“Effective Date” has the meaning provided in Section 9.13.

“Effective Date Revolving Amount” means (i) in the event all Portfolio Assets and the Delayed Sale Assets are sold pursuant to the Portfolio Sale prior to the Effective Date, an amount equal to $25,000,000 and (ii) in the event not all Delayed Sale Assets are sold prior to the Effective Date, an amount equal to the greater of (x) $25,000,000 and (y) an amount equal to (a) the sum of (i) $15,940,917 and (ii) the amount of Revolving Loans required to be incurred on the Effective Date to finance the Transaction (determined as if the gross proceeds of the Portfolio Sale were $366,000,000).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Materials of Environmental Concern.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Issuance” means (i) the issuance after the Effective Date of equity by the Borrower (other than (w) issuances of Equity Ownership Interests by the Borrower that constitutes an Investment permitted by Section 6.06, (x) to directors, officers and employees pursuant to stock option plans and/or as compensation or as bonuses, (y) of the Borrower’s common stock, upon any exchange or conversion of preferred stock of the Borrower outstanding on the date hereof and (z) to any Apollo/THL Affiliate and, so long as the aggregate equity ownership percentage of the Apollo/THL Affiliates is not reduced, to any other then existing shareholder) and (ii) the issuance after the Effective Date by any Subsidiary Guarantor of its equity to any Person other than the Borrower and/or a Subsidiary Guarantor.

“Equity Ownership Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interest and limited liability company membership interest, and any and all warrants, rights or options to purchase any of the foregoing (excluding Buy/Sell Arrangements so long as the obligations to purchase the interests in respect thereof are contingent), provided, that for purposes of the definition “Subsidiary” only, preferred or similar equity or ownership interests in a Person shall not constitute Equity Ownership Interests to the extent such interests (A) do not have voting power with respect to such Person, (B) whether by law, contract or otherwise, do not permit the creditors of such Person to have recourse against the holders of such interests with respect to the obligations and liabilities of such Person, (C) does not provide for redemption either (i) at the option of the holder, whether contingent or otherwise, (ii) at the option of the issuer, whether contingent or otherwise, or (iii) upon the occurrence of a certain event or condition (including, without limitation, the passage of time) and (D) are not exchangeable for or convertible into other equity interests except those which also satisfy the criteria set forth in clauses (A), (B) and (C) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” means any of the events specified in Article VII, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means, for any Excess Cash Payment Period, the amount obtained from (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the amount of all Capital

Expenditures and Permitted Expenditures made by the Borrower and its Subsidiaries during such period (other than (A) to the extent financed as permitted by Section 6.02(e), (B) to the extent made with Net Cash Proceeds from Asset Dispositions or from Net Insurance/Condemnation Proceeds and (C) Capital Expenditures made with funds that constituted Prepaid Capital Expenditures) to the extent permitted pursuant to Section 6.16, (ii) the aggregate scheduled repayments of Indebtedness due during such Excess Cash Payment Period (to the extent made (and not refinanced)) and repayments of Term Loans and the loans (if any) under the Second-Lien Credit Agreement made as a voluntary prepayment with internally generated funds, (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) cash payments made by the Borrower and/or any Subsidiary to any Joint Venture to the extent (x) such payment is permitted by Section 6.06(h) and (y) the amount so paid does not exceed the amount of cash payments previously made by such Joint Venture to the Borrower or a Subsidiary and included in Adjusted Consolidated Net Income used in determining Excess Cash Flow.

“Excess Cash Payment Date” means the date occurring 90 days after the last day of each fiscal year of the Borrower ended on or after December 31, 2006.

“Excess Cash Payment Period” means with respect to prepayments and/or commitment reductions required on each Excess Cash Payment Date, the fiscal year of the Borrower immediately preceding such Excess Cash Payment Date.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder.

“Exchanges” has the meaning provided in Section 6.05(c).

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either the pledge of more than 65% of the capital stock of such Subsidiary as Collateral or the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 30, 1999, as amended through the Effective Date, among the Borrower, JPMorgan Chase, as administrative agent, and others.

“Existing Indebtedness” has the meaning provided in Section 6.02(d).

“Existing Letters of Credit” means each letter of credit issued or deemed to have been issued under the Existing Credit Agreement (including any extension thereof) that is outstanding on the Effective Date. The Existing Letters of Credit are listed on Schedule 1.01(ii).

“Existing Mortgage Debt” means (i) any Indebtedness outstanding (including incurred on such date in the case of the CMBS Facility) on the Effective Date secured by a Lien on Real Property and (ii) Indebtedness under the Mezzanine Facility.

“Existing Mortgage Refinancing” means the refinancing of any Existing Mortgage Debt.

“Existing Term Loans” has the meaning provided in Section 9.18.

“Facility” means one of the credit facilities established under this Agreement, i.e., the Term Loan Facility, the Revolving Loan Facility and the CL Letter of Credit Facility.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” mean all amounts payable pursuant to or referred to in Section 2.12.

“Fiscal Quarters” means the fiscal quarters of the Borrower ending March 31, June 30, September 30 and December 31.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that the United States of America, each State thereof and the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied throughout the periods involved.

“GDB Loan” means that certain loan outstanding on the Effective Date made by the Government Development Bank of Puerto Rico and secured by a mortgage on the real property owned by ESJ Hotel Corporation and located adjacent to the Wyndham El Conquisador Resort and Golden Door Spa.

“GDB Loan Real Property” means the real property securing the GDB Loan.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase asset, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or then determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Holdback Amount” means for any fiscal year of the Borrower the sum of (i) the Adjusted Holdback for such fiscal year plus (ii) the Unutilized PPH Proceeds for such fiscal year.

“Hospitality/Leisure-Related Business” means the hotel, resort (whether or not incorporating hospitality), extended stay lodging, other hospitality, vacation or timeshare business (whether or not through the use of condominiums) or any casino (but only if part of a Hotel and not as a stand-alone or primary business), leisure or recreational business and other businesses incidental to, or in support of such business, including without limitation, (i) developing, managing, operating, improving or acquiring lodging facilities, restaurants and other food-service facilities, golf facilities or other leisure or entertainment facilities or club, convention or meeting facilities and marketing services or reservation systems related thereto, and (ii) acquiring, developing, managing or improving any real estate ancillary or connected to any hotel, resort, extended stay lodging, other hospitality-related business, casino (but only if a part of a Hotel and not as a stand-alone or primary business), leisure or recreational business or reservation system constructed, leased, owned, managed or operated (or proposed to be constructed, leased, owned, managed or operated) by the Borrower or any of its Subsidiaries at any time.

“Hotel” means any Real Property (including Improvements thereon and any retail, golf, tennis, spa or other resort amenities appurtenant thereto) comprising an operating facility offering hotel or lodging services.

“Improvements” means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to any Real Property, including all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

“Indebtedness” means as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of any asset or services; (ii)(A) the aggregate amount of all unreimbursed drawings under letters of credit issued for the account of such Person and (B) the maximum amount available to be drawn under all outstanding letters of credit issued for the account of such Person, (iii) all Indebtedness of the types described in clauses (i), (ii)(A), (iv), (v), (vi) and/or (vii) of this definition secured by any Lien on any asset owned by such Person, whether or not such Indebtedness has been assumed by such Person (it being understood and agreed that the amount of such Indebtedness under this clause (iii) shall be deemed to be the lesser of the fair market value (as determined in the reasonable judgment of the Borrower) of such asset and the principal amount of such Indebtedness), (iv) Capital Lease Obligations, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Guarantee Obligations of such Person in respect of Indebtedness and (vii) solely for purposes of Sections 6.03 and 7.04, all net exposure of Derivative Obligations, including obligations under any Interest Rate Protection Agreement, Other Hedging Agreements or under any similar type of agreement or arrangement calculated in accordance with GAAP, provided, that Indebtedness shall not include (a) trade payables incurred in the ordinary course of business, (b) operating lease obligations (including, without limitation, the lessee’s obligations under any operating lease pursuant to which the Borrower or any of its Subsidiaries, as lessee, leases all or any portion of a Hotel from the holder of an ownership or leasehold interest in such Hotel, as lessor), (c) short term notes evidencing earnest money deposits until delivered to the payee and (d) Indebtedness of variable interest entities consolidated with the Borrower solely pursuant to FIN 46 to the extent such Indebtedness is Non-Recourse Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning as provided in Section 9.03(b).

“Information” has the meaning as provided in Section 9.12.

“Initial Mortgage” means each Mortgage executed and delivered pursuant to Section 4.01(i).

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by the Borrower or any of its Subsidiaries or Joint Ventures (a) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries or Joint Ventures under any policy of insurance required to be maintained under Section 5.05 (other than liability or business interruption insurance) in respect of a covered loss thereunder or (b) as a result of any non-temporary condemnation, taking, seizing or similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries or Joint Ventures by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable documented costs incurred by the Borrower or any of its Subsidiaries or Joint Ventures in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary or Joint Venture in respect thereof, (b) any bona fide direct costs incurred in connection with any disposition of such assets as referred to in clause (i)(b) of this definition, including income taxes reasonably estimated to be actually payable by the Borrower’s consolidated group as a result of any gain recognized in connection therewith and (c) any payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such disposition of assets or as a result of a covered loss (and any other amount required by the agreement governing Indebtedness secured by such assets to be utilized to repair, restore, or otherwise replace, the assets subject to the insurance event or condemnation event generating such proceeds).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” has the meaning provided in Section 4.01(k).

“Interest Coverage Ratio” means, for any Test Period, the ratio of EBITDA to Total Cash Interest Expense for such Test Period provided that for the purposes of determining the Interest Coverage Ratio (x) for the Test Periods ending June 30, 2005 through March 31, 2006, EBITDA will be determined on a pro forma basis as if all Portfolio Assets other than the Delayed Sale Assets were sold prior to the beginning of each such period and (y) (i) Total Cash Interest Expense for the Test Period ending on June 30, 2005, shall be the actual Total Cash Interest Expense for the three month period ending on June 30, 2005 multiplied by 4, (ii) Total Cash Interest Expense for the Test Period ending on September 30, 2005 shall be the actual Total Cash Interest Expense for the six month period ending September 30, 2005 multiplied by 2 and (iii) Total Cash Interest Expense for the Test Period ending on December 31, 2005 shall be the actual Consolidated Interest Expense for the nine month period ending December 31, 2005 multiplied by 4/3.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the tenth day of each calendar month (for payment monthly in arrears), (b) with respect to any Eurodollar Loan, the tenth day of each calendar month, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six months or, if available (and expressly agreed) from each Lender required to make Loans under such Borrowing, nine or twelve months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement (including costless collars), interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investment” has the meaning provided in Section 6.06. In the event the Borrower or any of its Subsidiaries creates or forms a Subsidiary (“New Entity”) and contemporaneously sells or issues Equity Ownership Interests in the New Entity to any Person other than to the Borrower and its Subsidiaries such that after giving effect to such sale or issuance, such New Entity constitutes a Joint Venture, the Borrower or such Subsidiary shall be deemed to have made an Investment in the New Entity valued at an amount equal to the lesser of (x) the fair market value (as determined in good faith by the Borrower) of the Equity Ownership Interest retained by the

Borrower or such Subsidiary in the New Entity and (y) the aggregate amount of all Investments made by the Borrower and its Subsidiaries in such New Entity prior to such sale or issuances of Equity Ownership Interests.

“Issuing Bank” means each of (i) JPMorgan Chase, in its capacity as an issuer of Letters of Credit hereunder and (ii) each other Lender (if any) as is designated in a writing by the Borrower to the Administrative Agent as an Issuing Bank (to the extent such Lender agrees in writing to the Administrative Agent to so act) and the successor or successors in such capacity to any of the foregoing as provided in Section 2.05. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means each of J.P. Morgan Securities Inc. and Bear Stearns & Co., Inc.

“Joint Venture” means with respect to any Person, at any date, any other Person in whom such Person directly or indirectly holds an Investment to the extent not a Subsidiary of such first Person.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a RF LC Disbursement or a CL LC Disbursement.

“LC Obligations” means, at any time, the RF LC Obligations and the CL LC Obligations at such time.

“Leasehold” means, as to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under any lease or license of land, improvements and/or fixture.

“Lender Default” means (i) each Lender which has refused (and which has not retracted such refusal) to make available its portion of any Borrowing, to fund its required Credit-Linked Deposit or to fund its portion of any unreimbursed payment under a Letter of Credit or (ii) a Lender which has notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.01 or Section 2.05, in each case for any reason, including, without limitation, as a result of any takeover of such Lender by any regulatory authority or agency.

“Lenders” means on the Effective Date the Persons listed on Annex I and thereafter any other Person that shall have become a party hereto pursuant to a fully executed Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any RF Letter of Credit or any CL Letter of Credit.

“Leverage Ratio” means, at any time, the ratio of Total Net Debt at such time to EBITDA for the Test Period then ended, provided that EBITDA shall be determined on a Pro Forma Basis.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or any preferential arrangement in the nature of the foregoing (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute in respect of an existing obligation, and any capital lease having substantially the same effect as any of the foregoing and excluding any equipment operating leases and any precautionary filings related thereto).

“Loan” means any loan made by any Lender pursuant to this Agreement and shall include Term Loans, Revolving Loans and Swingline Loans.

“Loan Documents” means this Agreement, any Notes, the Security Documents and the Intercreditor Agreement.

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Management Agreement” shall mean an agreement pursuant to which a Subsidiary Guarantor agrees to manage a Hotel (including related facilities) not owned by the Borrower or any of its Subsidiaries (except for an ownership interest not greater than 20%).

“Management Agreement Guarantees” means guarantees by the Borrower or a Subsidiary Guarantor under any Management Agreement of obtaining certain economic performance metrics.

“Management Agreement Investments” means all Investments (including Management Agreement Guarantees) and all other expenditures to acquire assets from third parties (contracts, real property and other tangible assets) made in connection with entering into, or pursuant to, Management Agreements, provided that no amounts expended pursuant to the Tempus Timeshare shall constitute a Management Agreement Investment.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents taken as a whole or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, taken as a whole.

“Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited or regulated by any governmental authority.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means (i) with respect to Revolving Loans, the Revolving Loan Maturity Date, (ii) with respect to Term Loans, the Term Loan Maturity Date and (iii) with respect to Credit Linked Deposits and CL Letters of Credit, the CL Maturity Date.

“Maximum CE Amount” means for any fiscal year of the Borrower the sum of (i) the Base Amount for such fiscal year, (ii) the Rollover Amount for such fiscal year and (iii) the AD Holdback Amount for such fiscal year.

“Mezzanine Documents” means the documents governing and evidencing the Mezzanine Facility and the loans made thereunder.

“Mezzanine Facility” shall mean the facility to make a loan or loans for $100,000,000 that are secured by the collateral described on Schedule 1.01(ii).

“Minimum Borrowing Amount” means (i) for Term Loans, $5,000,000, (ii) for Revolving Loans, $5,000,000 and for (iii) Swingline Loans $1,000,000, as the case may be.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or other customary applicable real property lien instrument (including, as appropriate, a security agreement, assignment of rents and leases and fixture filing) in a form reasonably acceptable to the Administrative Agent, with any changes to such form as may be necessary or appropriate to comply with the laws of applicable jurisdictions in which such Mortgage is to be filed (or in the case covering a property located in Puerto Rico, utilized), as it may be amended, supplemented or otherwise modified from time to time.

“Mortgage Policy” has the meaning provided in Section 4.01(i)(iv).

“Mortgaged Property” means (i) the Real Property Assets listed on Schedule 1.01(iv) to this Agreement and (ii) each Additional Mortgaged Property.

“Multiemployer Plan” means a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge Assets” means each of the properties known as (i) “Wyndham Rose Hall Resort & Country Club”, (ii) “Park Shore Waikiki”, (iii) “The Wyndham New York”, (iv) “Wyndham Hotels - Denver Tech Center” and (v) “Wyndham Billerica”.

“Net Cash Proceeds” means (a) for any Asset Disposition or Exchange, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by Borrower or any of its Subsidiaries or Joint Ventures from any Asset Disposition or Exchange, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory, professional and other fees and expenses, including title and recording expenses, surveys, insurance premiums, Taxes and similar costs associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 90 days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness pursuant to this Agreement) which is secured by any of the respective assets which were the subject of such Asset Disposition or Exchange, including any premium, make-whole or breakage amount related thereto, (iii) the estimated marginal increase in income taxes which will be payable by the Borrower’s consolidated group with respect to the fiscal year in which the sale occurs or deferred payment is received as a result of such sale and (iv) all contractually required distributions and other payments made to other interest holders of any of the Borrower’s Subsidiaries in connection with such Asset Disposition or Exchange, provided, however, that (x) with respect to any Asset Disposition or Exchange relating to the assets of a Joint Venture, such Net Cash Proceeds shall only include the portion of such Net Cash Proceeds received by the Borrower or any of its Subsidiaries and (y) with respect to any Exchange, Net Cash Proceeds shall be deemed to not have been received by the Borrower or any of its Subsidiaries while held by a Qualified Intermediary; (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received by the Borrower or any of its Subsidiaries from such issuance or incurrence (with any proceeds of such Indebtedness required to be deposited in a reserve, escrow or other similar account not to be deemed received until released therefrom and paid to the issuer of such Indebtedness), net of (i) if such Indebtedness is incurred to refinance, renew or extend other Indebtedness permitted under Section 6.02 (other than the incurrence of Indebtedness pursuant to this Agreement), the amount necessary to repay such other Indebtedness, including, without limitation, accrued but unpaid interest, any breakage costs, penalties, premium, and any other reasonable fees and expenses incurred in connection therewith, (ii) attorneys’ fees, indemnification payments, filing and recording taxes, investment banking fees, accountants’ fees, underwriting discounts and commissions, and (iii) other customary fees and expenses actually incurred in connection therewith; and (c) in connection with any Equity Issuance, the cash proceeds received by the Borrower or any of its Subsidiaries from such Equity Issuance net of (i) attorneys’ fees, filing and recording taxes, investment banking fees, accountants’ fees, underwriting discounts and commissions and (ii) other customary fees and expenses actually incurred in connection therewith.

“Net Cash Proceeds Notice” means a written notice executed by a Responsible Officer stating that (i) no Event of Default has occurred and is continuing and (ii) the Borrower intends to use the Designated Percentage or 100%, as the case may be, of the Net Cash Proceeds of an Asset Disposition or an Exchange to repay outstanding Indebtedness in accordance with the priorities set forth in Sections 2.11(f) and (h), and providing reasonable detail for computing such Net Cash Proceeds.

“Net Insurance/Condemnation Proceeds” means with respect to any event or series of events an amount equal to: (i) Insurance/Condemnation Proceeds for such event less (ii) the amount of any Reinvestments made with such proceeds to the extent permitted pursuant to Section 2.11(e), provided that (x) with respect to any Net Insurance/Condemnation Proceeds relating to the assets of a Joint Venture, such Net Insurance/Condemnation Proceeds shall only include the portion of such Net Insurance/Condemnation Proceeds received by the Borrower or any of its Subsidiaries and (y) Net Insurance/Condemnation Proceeds received by any Subsidiary shall be reduced by all contractually required distributions and other payments made to other interest holders of such Subsidiary in connection with the receipt thereof.

“New Asset Acquisition” has the meaning provided in Section 2.11(f).

“Non-Defaulting Lenders” means all Lenders other than Defaulting Lenders.

“Non-Guarantor Subsidiary” means (i) each Subsidiary existing on the Effective Date that (x) is not a Subsidiary Guarantor and (y) is listed on Schedule 1.01(v) and (ii) each Subsidiary created after the Effective Date and not required by Section 5.09(b) to become a Subsidiary Guarantor.

“Non-Recourse Indebtedness” means Indebtedness with respect to which no portion is guaranteed by, and no recourse claim (other than claims in respect of customary indemnities and non-recourse carveouts) can be made against, the Borrower or any of its Subsidiaries (other than Special Purpose Subsidiaries).

“Note” has the meaning provided in Section 2.08(e).

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and Book Manager or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“OP Units” means Patriot OP Units and Wyndham Partnership OP Units.

“Other Hedging Agreement” means foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning provided in Section 9.04(e).

“Patriot OP” means Patriot American Hospitality Partnership, L.P., a Virginia limited partnership.

“Patriot OP Units” means the partnership units of Patriot OP which remain outstanding immediately after the consummation of the Transaction.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCE Escrow” means an escrow account established and maintained with the Administrative Agent which is governed by the PCE Escrow Agreement and into which shall be deposited on the Effective Date the full $100,000,000 of Prepaid Capital Expenditures less the portion thereof (which portion shall not exceed $50,000,000) required by the CMBS Documents to be deposited in the CMBS Escrows (provided that any amounts so deposited in the CMBS Escrows and not used to fund Capital Expenditures shall, upon the termination of any such escrows, be deposited in the PCE Escrow), with the amounts deposited in the PCE Escrow to be released as provided in the PCE Escrow Agreement to fund Capital Expenditures with respect to or used in connection with all owned or leased properties, provided that (i) an amount not less than $17,292,798, in the aggregate (less any amount in the CMBS Escrow that is to fund such deferred Capital Expenditures), can only be released to fund deferred Capital Expenditures as specified in the engineer reports delivered to the Administrative Agent prior to the Effective Date, (ii) the amounts released to fund Capital Expenditures with respect to properties subject to commercial mortgage backed securities facilities, when added to the aggregate amount of Prepaid Capital Expenditures deposited in the CMBS Escrows (and not subsequently deposited in the PCE Escrow) shall not exceed $50,000,000 and (iii) other amounts in the PCE Escrow may be used to, along with other proceeds to, prepay in full the Obligations and the “Obligations” under and as defined in the Second-Lien Credit Agreement.

“PCE Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means any acquisition, consisting of a single transaction or a series of related transactions, by the Borrower or any one or more of its Subsidiaries of all of the Equity Ownership Interests of, or all or part of the assets of, or of a business, unit or division of, any Person organized under the laws of the United States or any state thereof (such business, unit or division, the “Acquired Business”), provided that (a) the consideration paid by the Borrower or such Subsidiary or Subsidiaries pursuant to such acquisition shall be solely in a form referred to in clause (a), (b), (c) or (d) of the definition of “Purchase Price” set forth in this Section 1.01 (or some combination thereof), (b) the Borrower shall be in compliance, on a Pro Forma Basis with the covenants contained in Section 6.01, (c) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (d) all actions required to be taken with respect to any acquired or newly formed Subsidiary or otherwise with respect to the Acquired Business in such acquisition under this Agreement shall have been taken and (e) after the payment in full of the Purchase Price, the Unutilized Revolving Commitment is at least $75,000,000.

“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Real Property and found reasonably acceptable by the Administrative Agent, (ii) as to any particular Real Property at any time, such easements, encroachments, covenants, restrictions, rights of way, minor defects, irregularities or other encumbrances that do not materially impair such Real Property, (iii) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the premises, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as the Administrative Agent may consent to (such consent not to be unreasonably withheld).

“Permitted Expenditures” means, without duplication, (x) Permitted Acquisitions (other than New Asset Acquisitions) and (y) Investments (other than New Asset Acquisitions and which investments may not be made with assets at the time constituting Mortgaged Properties (except Released Land) or other Collateral) in (i) a Non-Guarantor Subsidiary, (ii) a Permitted Mezzanine Investment Entity and/or (iii) a Joint Venture, with (A) any guaranty of Indebtedness and/or lease payments included in such Investments valued at the amount of obligations so guaranteed and with any other guaranty included in such Investments to be valued at zero unless and until a payment is made thereunder (with any such payment to be valued in the amount thereof in determining Permitted Expenditures) and (B) the amount of a Permitted Expenditure made with assets other than cash or Cash Equivalents to be the fair market value thereof as determined in good faith by the Borrower, provided that in determining the aggregate amount of Permitted Expenditures for purposes of complying with Section 6.06(h), (a) the value of property contributed by the Borrower or any Subsidiary to a Wholly-Owned Special Purpose Subsidiary of such Person in connection with its incurrence of Existing Mortgage Refinancing or Wrap Refinancing secured by such property, (b) a guaranty by a Special Purpose Subsidiary of the Indebtedness or other obligations of one or more other Special Purpose Subsidiaries, (c) Investments by the Borrower and its Subsidiaries permitted by Section 6.06(i), (j) and (k), (d) Investments in Non-Guarantor Subsidiaries to the extent the proceeds are promptly utilized to make Capital Expenditures, (e) Investments made pursuant to the Buy/Sell Arrangements listed on Schedule 1.01 (viii) provided that (x) the aggregate amount of Investments covered by this clause (e) shall not exceed $10,000,000 and (y) any equity interests or other assets acquired pursuant to such Investments shall be pledged (or otherwise subject to a Lien) to the Collateral Agent for the benefit of the Lenders and (f) Investments in ESJ Hotel Corporation, Conquistador Holdings, Inc. and/or WHG El Con Corp. to the extent utilized to repay the GDB Loan when due shall, in each case covered by clauses (a) through (f), be deemed to constitute a zero amount of Permitted Expenditures.

“Permitted Investments” has the meaning provided in Section 6.06.

“Permitted Liens” has the meaning as provided in Section 6.03.

“Permitted Mezzanine Investment Entity” shall mean any Person in which the Borrower or any of its Subsidiaries makes an Investment in the form of a loan, so long as the Borrower or its Subsidiary is (or will be immediately after the making of such Investment) party to a management agreement or franchise agreement with respect to an asset owned by such entity on market terms as reasonably determined by the Borrower.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means at a particular time any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Notes” and “Pledged Stock” each has the meaning provided in the Guaranty and Collateral Agreement.

“Portfolio Assets” means the assets described on Schedule 1.01(vi).

“Portfolio Sale” means the sale consummated prior to the Effective Date of the Portfolio Assets for an aggregate purchase price of $350,059,083.

“PPH Proceeds” means the Net Cash Proceeds from an Asset Disposition or Exchange of the Park Plaza Hotel New Orleans permitted to be retained by the Borrower pursuant to clause (B) of the proviso in Section 2.11(f), provided that in a case where the Net Cash Proceeds so permitted to be retained are less than the lesser of (x) $25,000,000 and (y) the total Net Cash Proceeds of such Asset Disposition or Exchange (the amount by which less, a “Deficiency”), the PPH Proceeds shall be increased by an amount equal to (I) all those Net Cash Proceeds not in excess in the aggregate of an amount equal to the Deficiency retained by the Borrower pursuant to such clause (B) from prior Asset Dispositions and Exchanges occurring in the same fiscal year of the Borrower in which occurred the Asset Disposition or Exchange of the Park Plaza Hotel New Orleans (with such Net Cash Proceeds reducing the Deficiency and to constitute PPH Proceeds) and (II) if after giving effect to clause (I), there still exists a Deficiency, the excess of (1) the aggregate amount included in the AD Holdback Amounts for all prior fiscal years pursuant to clause (ii) of the definition thereof and (2) the portion of the aggregate amount described in the preceding clause (1) actually utilized to make Permitted Expenditures and/or Capital Expenditures in such prior fiscal years (and such amounts being added to the PPH Proceeds to cease to be included in any determination of the AD Holdback Amount).

“PPH Proceeds Usage” means, for any fiscal year of the Borrower, the excess of the Aggregate CE/PE Expenditures for such fiscal year over the Maximum CE Amount for such fiscal year.

“Prepaid Capital Expenditures” means the $100,000,000 deposited into the PCE Escrow and the CMBS Escrows on the Effective Date to be used to fund Capital Expenditures.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means with respect to any incurrence of Indebtedness by the Borrower or any of its Subsidiaries or any issuance of Cure Equity or the acquisition or Disposition of a Hotel or other Real Property or the consummation of a Permitted Acquisition (or acquisition of the Equity Ownership Interest of the Person or Persons owning such Hotel or business which is the subject of a Permitted Acquisition) during any Calculation Period (including on the last day thereof), the calculation of the consolidated results of the Borrower and its Subsidiaries otherwise determined in accordance with this Agreement as if the respective incurrence of Indebtedness, issuance of Cure Equity, acquisition or Permitted Acquisition or Disposition had been effected on the first day of such Calculation Period, provided that in connection with any such acquisitions or Dispositions, pro forma effect (for periods prior to such acquisition) shall be given to the management and franchisee fees if any payable pursuant to the respective management and franchisee agreements as if such management and franchisee fees had been payable throughout the Calculation Period.

“Pro Forma Financial Statements” has the meaning as provided in Section 3.01(a).

“Projections” has the meaning as provided in Section 5.02(c).

“Properties” has the meaning provided in Section 3.18(a).

“Purchase Price” means with respect to any Permitted Acquisition, the sum (without duplication) of (a) the amount of cash paid by the Borrower and its Subsidiaries in connection with such acquisition, (b) the value (as determined for purposes of such acquisition in accordance with the applicable acquisition agreement) of all capital stock or other equity interests of the Borrower or Subsidiaries or Joint Ventures issued or given as consideration in connection with such acquisition, (c) the Net Cash Proceeds of any equity issuance applied to finance such acquisition and (d) the principal amount (or, if less, the accreted value) at the time of such acquisition of all Assumed Indebtedness or other Indebtedness permitted under Sections 6.02(e) or (j) with respect thereto.

“Qualified Intermediary” means a “qualified intermediary” under Section 1031 of the Code.

“Real Property” means for any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Real Property Asset” means, at any time of determination, any real property interest (whether leasehold, fee or otherwise) owned by a Loan Party (or a Person that is then required to become a Loan Party under Section 5.09(b)) in any domestic U.S. or (to the extent the mortgaging of same to secure the Obligations would not result in a deemed dividend) Canadian Real Property which may be encumbered by a Mortgage without any violation of, incurrence of material sanctions under, or requirement to obtain a consent from, or make a payment (other than a nominal one) to, the counterparty (other than the Borrower or its Subsidiaries) under, any lease, ground lease, management agreement, franchise agreement, purchase money mortgage or other pre-existing contractual arrangement (including the organizational documents of a Special

Purpose Subsidiary (but of no other Person)), in each case binding upon such Loan Party in respect of such Real Property.

“Recap” means the recapitalization of the Borrower and the related transactions contemplated by the Recapitalization and Merger Agreement dated as of April 14, 2005, by and among Wyndham International, Inc., WI Merger Sub, Inc., Apollo Investment Fund IV, L.P., AIF/THL PAH LLC, BCP Voting Trust, as Trustee for the Beacon Capital Partners Voting Trust, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., (the “Recap Agreement”) in the execution form thereof delivered to the Administrative Agent prior to the Effective Date and as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by Section 6.08.

“Recap Agreement” has the meaning provided in the definition of Recap.

“Recovery Event” means the actual receipt by the Borrower, any of its Subsidiaries or any of their Joint Ventures of any Insurance/Condemnation Proceeds.

“Reduction Amount” has the meaning set forth in Section 2.11(h).

“Refinancing” means (i) the entering into of the Loan Documents and the incurrence of Loans on the Effective Date and (ii) the termination of the Existing Credit Agreement and the repayment of all obligations owing thereunder.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation D” means Regulation D of the Board as in effect from time to time.

“Regulation T” means Regulation T of the Board as in effect from time to time.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Regulation X” means Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse on Issuing Bank pursuant to Section 2.05 for amounts paid under Letters of Credit.

“Reinvestment” has the meaning provided in Section 2.11(e).

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Released Land” means non-income generating undeveloped land neighboring a Hotel subject to a Mortgage, which land is included in such Mortgaged Property subject to such Mortgage, to the extent such land is ancillary to, and not required by, the operation of such Hotel, which land has, at the request of the Borrower, been released by the Collateral Agent from the Lien of such Mortgage (and which land is hereby authorized to be so released, provided that such land shall, concurrently with such release, be contributed or transferred to a Joint Venture, and the ownership interests of such Joint Venture held by the Borrower and its Subsidiaries shall be subjected to the Lien of the Security Documents).

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or. 35 of PBGC Reg. § 4043.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans, Disbursed CL LC Obligations, Revolving Commitments (or after the termination thereof, Revolving Extensions of Credit) and Credit-Linked Deposits representing more than 50% of the sum of (i) the outstanding principal amount of Term Loans, (ii) Disbursed CL LC Obligations, (iii) Revolving Commitments (or after the termination thereof, Revolving Extensions of Credit) and (iv) Credit-Linked Deposits at such time.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets are subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief investment officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, chief investment officer, president or the treasurer of the Borrower.

“Revolving Commitment” means, with respect to any Lender, the obligation (if any) of such Lender to make Revolving Loans and/or to participate in Swingline Loans and RF Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Annex I or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Extensions of Credit” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the RF LC Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Letters of Credit” means, at any time, any Letter of Credit issued pursuant to Section 2.05 of this Agreement, other than CL Letters of Credit.

“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Loan Facility” means the Facility evidenced by the Total Revolving Commitments, and after the termination thereof by the Revolving Loans.

“Revolving Loan Maturity Date” means May 10, 2011.

“Revolving Percentage” means, as to any Lender with a Revolving Commitment at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitment (or at any time when such Lender’s Revolving Commitment shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of Revolving Loans made pursuant to all expired or terminated Revolving Commitments).

“RF Availability Period” means the period from and including the Effective Date to but excluding the Revolving Loan Maturity Date.

“RF Fronting Fee” has the meaning provided in Section 2.12(b).

“RF LC Availability” means, at any time, the lesser of (i) the RF LC Sublimit and (ii) an amount equal to (x) the Total Revolving Commitment at such time less (y) the sum of the outstanding principal amount of Revolving Loans and the outstanding principal amount of Swingline Loans.

“RF LC Disbursement” means any payment made by the Issuing Bank pursuant to a RF Letter of Credit.

“RF LC Obligation” means, at any time, the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding RF Letters of Credit plus (b) the aggregate amount of all RF LC Disbursements that have not then been reimbursed by or on behalf of the Borrower. The RF LC Obligation of any Revolving Lender at any time shall be its Revolving Percentage of the aggregate amount of all RF LC Obligations at such time.

“RF LC Sublimit” means, at any time, the lesser of (i) $50,000,000 and (ii) the Total Revolving Commitment at such time.

“RF Letters of Credit” means, at any time, any Letter of Credit issued pursuant to Section 2.05 of this Agreement, other than CL Letters of Credit.

“RF Participation Fee” has the meaning provided in Section 2.12(b).

“Rollover Amount” means for (i) the fiscal year of the Borrower ending December 31, 2005, zero, (ii) the fiscal year of the Borrower ending December 31, 2006, the amount (if positive) equal to (x) the Base Amount and the AD Holdback Amount, in each case for the fiscal year ending December 31, 2005 less (y) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in such fiscal year and (iii) for each subsequent fiscal year of the Borrower, 50% of the amount (if positive) equal to (x) the Base Amount and the AD Holdback Amount, in each case for the previous fiscal year less (y) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in such previous fiscal year.

“S&P” means Standard & Poor’s Ratings Service.

“Scheduled Repayment” has the meaning provided in Section 2.11(i).

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second-Lien Administrative Agent” means the “Administrative Agent” under and as defined in the Second-Lien Credit Agreement.

“Second-Lien Collateral Agent” means the “Collateral Agent” under and as defined in the Second-Lien Loan Documents.

“Second-Lien Credit Agreement” means that certain Second-Lien Credit Agreement, dated as of the date hereof, among the Borrower, the Second-Lien Administrative Agent and various lenders from time to time party thereto, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Second-Lien Loan Documents” means the Loan Documents under, and as defined in, the Second-Lien Credit Agreement.

“Second-Lien Security Documents” means the “Security Documents” under, and as defined in, the Second-Lien Credit Agreement.

“Secured Parties” has the meaning provided in the Guarantee and Collateral Agreement.

“Security Documents” means the collective reference to the Guaranty and Collateral Agreement, the Mortgages, the PCE Escrow Agreement and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. It is understood that the representation and warranty contained in Section 3.21 is made (a) without reliance upon, or the benefit of, the services, analyses, opinions or conclusions of any appraiser or valuation experts; (b) without investigation or inquiry other than (i) review of the Borrower’s consolidated financial statements and business plans, and (ii) inquiry of the officers of the Borrower who have responsibility for financial reporting and accounting matters as to the existence or any events or conditions that, as of the Effective Date, would cause the representation and warranty contained in Section 3.21 to be incorrect and (c) without inquiry as to the legal meanings of the foregoing terms under any laws other than the laws of the State of New York or federal laws.

“Special Purpose Subsidiary” means any Subsidiary of the Borrower which is a special purpose entity in connection with, or related to, any securitization or similar financing in respect of Indebtedness permitted by Section 6.02 and whose assets consist primarily of properties and assets subject to such securitization or financing or the Equity Ownership Interest in any other Special Purpose Subsidiary.

“Specified Property” means any hotel property named as a “Specified Property” in a writing from the Borrower to the Administrative Agent at the time of, or prior to, an Asset Disposition of said hotel property, provided that (i) no more than four hotel properties can be so named and (ii) in no event shall any of the properties known as (1) “Wyndham Condado Plaza Hotel and Casino”, (2) “Palace Resort & Spa”, (3) “Wyndham New Orleans at Canal Place”, (4) “The Boulders Resort and Golden Door Spa”, (5) “Wyndham Washington, D.C.,” (6) “Wyndham Rose Hall & Country Club” or (7) “Chicago Downtown” be named as a Specified Property.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person, (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Ownership Interest at the time and (iii) any other Person not included in clauses (i) or (ii) (an “Other Person”) in which such first Person owns equity to the extent that at the time by contract or otherwise such first Person controls the management of the Other Person to such extent that the Other Person is consolidated under GAAP with such first Person.

“Subsidiary Guarantor” means each Subsidiary of the Borrower on the Effective Date that is set forth on Schedule 1.01(v) and designated as a “Subsidiary Guarantor” or which becomes a Subsidiary Guarantor as required under Section 5.09(b) hereof.

“Super-Majority Lenders” means the Lenders who would constitute the Required Lenders, if the reference to “50%” contained in the definition thereof were a reference to 66-2/3%.

“Swingline Commitment” means the commitment of the Swingline Lender (subject to the terms and conditions set forth in this Agreement) to make Swingline Loans in accordance with, and in the amounts, set forth in Section 2.04.

“Swingline Expiry Date” means the date which is two Business Days prior to the Revolving Loan Maturity Date.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning provided in Section 2.04(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tempus Note” has the meaning provided in the definition of Tempus Timeshare.

“Tempus Timeshare” means the Timeshare Development Transaction in respect of all or a portion of the GDB Loan Real Property pursuant to which, inter alia, the Borrower or a Subsidiary Guarantor will receive one or more notes (the “Tempus Notes”).

“Term Loan” has the meaning provided in Section 2.01(b).

“Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender, if any, to make Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Annex I or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Facility” means the Facility evidenced by the Total Term Loan Commitments, and after the termination thereof, the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means May 10, 2011.

“Test Period” means, for any determination, the four consecutive Fiscal Quarters then last ended, in each case taken as one accounting period.

“Timeshare Development Transaction” means any sale, or issuance of an option to buy, by the Borrower or any of its Subsidiaries or Joint Ventures of Unimproved Land which will be developed by the purchaser thereof (in which the Borrower may have or make an Investment, to the extent permitted hereunder) as a timeshare or similar interval or fractional ownership project.

“Title Company” has the meaning provided in Section 4.01(j)(iv).

“Total Cash Interest Expense” means, for any period, without duplication, the (a) sum of the total consolidated interest expense (including, without limitation, the portion attributable to Capital Lease Obligations in accordance with GAAP) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP plus (b) cash losses or minus cash gains during such period resulting from Interest Rate Protection Agreements to which the Borrower and/or any of its Subsidiaries is party less (c) to the extent included in such consolidated interest expense, (i) interest capitalized in accordance with GAAP, (ii) amortization of deferred financing costs and (iii) other non-cash charges and expenses, less (d) cash interest income.

“Total Credit-Linked Deposit” means, at any time, the sum of all Credit-Linked Deposits at such time.

“Total Net Debt” means, as of any date of determination, (a) without duplication, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, (ii) all Guaranteed Obligations of the Borrower and its Subsidiaries (other than Guarantee Obligations of the Borrower and its Subsidiaries in respect of the lease obligations of the properties known as “Wyndham Billerica” and “Wyndham Hotels – Denver Tech Center” to the extent such underlying leases constitute “operating leases” under GAAP and any other Guaranteed Obligations that do not constitute Indebtedness), (iii) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries described in clauses (iii) and (iv) of the definition of Indebtedness and (iv) the aggregate amount of all unreimbursed drawings under letters of credit issued for the account of the Borrower or any of its Subsidiaries, less (b) unrestricted cash and Cash Equivalents (including Prepaid Capital Expenditures to the extent held as cash and Cash Equivalents in the PCE Escrow) held by the Loan Parties provided that the maximum amount subtracted pursuant to this clause (b)(ii) shall not exceed $35,000,000.

“Total Revolving Commitment” means, at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitment is $175,000,000.

“Total Term Loan Commitment” means, at any time, the aggregate amount of the Term Loan Commitments then in effect. The original aggregate amount of the Total Term Loan Commitment is $530,000,000.

“Transaction” means, collectively, (i) the consummation of the Portfolio Sale, (ii) the entering into of the CMBS Documents and issuance of the CMBS thereunder on the Effective Date, (iii) the entering into of the Second-Lien Loan Documents and the incurrence of all loans thereunder on the Effective Date, (iv) the entering into of the Mezzanine Documents and the incurrence of all loans thereunder on the Effective Date, (v) the consummation of the Refinancing and (vi) the payment of fees and expenses in connection with the foregoing.

“Transaction Documents” means, collectively, (i) the Second-Lien Loan Documents, (ii) CMBS Documents and (iii) the Mezzanine Documents.

“Transitional Subsidiary” means any Subsidiary formed after the Effective Date solely for the purpose of implementing a Disposition or a structured transaction permitted by this Agreement and which will cease to be a Subsidiary after the consummation of such Disposition or transaction (which will, in no event, be more than 90 days after the date of formation of such Subsidiary).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect on the relevant jurisdiction.

“Unencumbered” means with respect to any Hotel, management agreements, franchise agreements or time share agreements, at any date of determination, the circumstance that such Hotel or such agreement, as the case may be, on such date:

(a) is not subject to any Liens (including restrictions on transferability or assignability, other than commercially reasonable restrictions in the Company Documents of any Subsidiary of the Borrower which do not prohibit such Subsidiary from disposing or realizing the value of, any Hotel owned by it, or the Equity Ownership Interest in such Subsidiary (including any such Lien or restriction imposed by (i) any agreement governing Indebtedness, and (ii) the Company Documents of the Borrower or any of its Subsidiaries)) other than Permitted Liens, and, in the case of any ground lease (to the extent permitted by the definition thereof), restrictions on transferability or assignability in respect of such ground lease;

(b) (x) is not subject to any agreement (including (i) any agreement governing Indebtedness, and (ii) if applicable, the Company Documents of the Borrower or any of its Subsidiaries) which prohibits or limits the ability of such Person to create, incur, assume or suffer to exist any Lien upon such Hotel or such agreement, as the case may be, other than

Permitted Liens (excluding any agreement or organizational document (x) which limits generally the amount of Indebtedness which may be incurred by such Person or (y) which limits the amount of obligations secured by Liens upon such Hotel in a manner which would not prohibit a Lien securing Obligations in an amount equal to such Person’s pro rata share of the value of such Hotel); and

(c) is not subject to any agreement (including any agreement governing Indebtedness) which entitles any Person to the benefit of any Lien, other than Permitted Liens, on such Hotel or such agreement, as the case may be, or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause).

For the purposes of this Agreement, any Hotel owned by a Subsidiary of the Borrower shall not be deemed to be Unencumbered unless both (i) such Hotel and (ii) all Equity Ownership Interest owned directly or indirectly by the Borrower in such Subsidiary is Unencumbered.

“Unimproved Land” means any land which does not contain any improvements other than infrastructure improvements.

“United States” and “U.S.” each mean the United States of America.

“Unutilized PPH Proceeds” means (x) for any fiscal year prior to the fiscal year in which an Asset Disposition or Exchange of the Park Plaza Hotel New Orleans occurs, zero, (y) for the fiscal year in which such Asset Disposition or Exchange occurs, the entire amount of PPH Proceeds and (z) for any subsequent fiscal year, an amount equal to (I) the entire amount of PPH Proceeds less (II) the aggregate of the PPH Proceeds Usages for all prior fiscal years.

“Unutilized Revolving Commitment” means with respect to any Revolving Lender, at any time, such Revolving Lender’s Revolving Commitment at such time less the sum of (i) the aggregate outstanding principal amount of Revolving Loans made by such Revolving Lender and (ii) such Revolving Lender’s Revolving Percentage of RF LC Obligations.

“Wholly-Owned Special Purpose Subsidiary” means, with respect to any Person, any Wholly-Owned Subsidiary of such Person which is a Special Purpose Subsidiary.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Ownership Interest, at such time, and (iii) any Subsidiary of the Borrower shall also be considered a Wholly-Owned Subsidiary of each such Person if (x) 100% of such Subsidiary’s capital stock (other than director’s qualifying shares) is at the time owned by both such Persons and/or one or more Wholly-Owned Subsidiaries of such Persons and (y) if such Subsidiary is a partnership, limited liability company, association, joint venture or any other non-corporate entity, both such Persons and/or one or more Wholly-Owned Subsidiaries of such Persons hold 100% of the Equity Ownership Interests in such Subsidiary at such time, provided, that notwithstanding the foregoing, each of

Patriot OP and Wyndham Partnership shall be deemed to be a Wholly-Owned Subsidiary except to the extent that Patriot OP Units or Wyndham Partnership OP Units, as the case may be, are issued after the Effective Date to Persons other than the Borrower and its Wholly-Owned Subsidiaries (giving effect to this provision).

“Wholly-Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wrap Refinancing” means a financing that refinances two or more properties subject to Existing Mortgage Debt and/or Assumed Indebtedness, which financing is secured by, and only by, one or more of the properties securing all or a portion of the Existing Mortgage Debt and/or Assumed Indebtedness being refinanced and such other immaterial assets permitted by Section 6.02(d).

“Wyndham Partnership” means Wyndham International Operating Partnership, L.P., a Delaware limited partnership.

“Wyndham Partnership OP Units” means the partnership units of Wyndham Partnership.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class a (e.g., “Revolving Loan”) or by Type (e.g., “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herewith), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (d) all reference herein to “assets” of any Person shall be construed to mean the assets and properties of such Person.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make a revolving loan or revolving loans (each a “Revolving Loan” and collectively,

the “Revolving Loans”) to the Borrower (i) from time to time on or after the Effective Date and prior to the Revolving Loan Maturity Date and (ii) in an aggregate principal amount that will not result in such Lender’s Revolving Extension of Credit exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a term loan or term loans (each, a “Term Loan” and collectively, the “Term Loans”) to the Borrower on the Effective Date in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment. Once repaid, Terms Loans may not be reborrowed.

(c) Subject to the terms and conditions set forth herein, each CL Lender agrees to pay in immediately available funds to the Administrative Agent on the Effective Date such CL Lender’s Credit-Linked Deposit in an amount equal to its CL Amount. The Credit-Linked Deposit of each CL Lender shall be held by the Administrative Agent in (or credited to) the Credit-Linked Deposit Account in accordance with, and subject to, the provisions of Section 2.20. Notwithstanding anything herein to the contrary, the funding obligation of each CL Lender in respect of its participation in any CL Letter of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit.

SECTION 2.02 Loans and Borrowings.

(a) (i) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments and (ii) each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments in effect on the Effective Date. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, (ii) each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith and (iii) each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) The aggregate principal amount of each Borrowing under a Facility shall not be less than the Minimum Borrowing Amount applicable to such Facility. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of Eurodollar Loans if the

Interest Period requested with respect thereto would end after (x) in the case of Revolving Loans, the Revolving Loan Maturity Date or (y) in the case of Term Loans, the Term Loan Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing under any Facility, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than noon, New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing and the Facility under which such Borrowing is to be made;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender in its individual capacity agrees to make a revolving loan or revolving loans (each a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrower at any time and from time to time on and after the Effective Date and prior to the Swingline Expiry Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the aggregate Revolving Extensions of Credit exceeding the Total Revolving Commitment, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on the immediately succeeding Business Day, in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Revolving Percentage of such Swingline Loan. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent on the immediately succeeding Business Day, for the account of the Swingline Lender, such Revolving Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the occurrence and continuance of a Default or Event of Default (including under Section 7.05), (ii) any reduction in, or the termination of, the Total Revolving Commitment or (iii) whether any of the conditions set forth in Section 4.02 are then satisfied, such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline

Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit.

(a) General. On the Effective Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued on the Effective Date under this Agreement for the account of the Borrower for all purposes hereunder and under the other Loan Documents. In addition, subject to the terms and conditions set forth herein, the Borrower may request (and the applicable Issuing Bank, as specified by the Borrower, will issue) (i) CL Letters of Credit, at any time and from time to time during the CL Availability Period, and (ii) RF Letters of Credit, at any time and from time to time during the RF Availability Period, in each case for the Borrower’s own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank. For purposes hereof, (i) Letters of Credit shall at all times and from time to time be deemed to be CL Letters of Credit in the amount specified in the definition of CL Letters of Credit and be deemed to be RF Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit exceeds such amount specified in the definition of CL Letters of Credit, (ii) drawings under any Letter of Credit shall be deemed to have been made under RF Letters of Credit for so long as, and to the extent that, there are any undrawn RF Letters of Credit outstanding (and thereafter shall be deemed to have been made under CL Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be a RF Letter of Credit, for so long as, and to the extent that, there are outstanding RF Letters of Credit immediately prior to such expiration or termination, provided, however, that, at any time during which an Event of Default shall have occurred and be continuing, (A) outstanding Letters of Credit shall be deemed to be RF Letters of Credit and CL Letters of Credit, (B) drawings under Letters of Credit shall be deemed to have been made under RF Letters of Credit and CL Letters of Credit and (C) any Letter of Credit that expires or terminates shall be deemed to be a RF Letter of Credit and a CL Letter of Credit, in each case pro rata based upon (1) RF LC Availability and (2) the Adjusted Credit-Linked Amount. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a RF Letter of Credit or a CL Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a CL Letter of Credit and the remainder be deemed to be a RF Letter of Credit. Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the Revolving Loan Maturity Date shall at all times be deemed to be a CL Letter of Credit, subject to the limitations set forth in clause (i) of the immediately preceding sentence. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and each request for the issuance, amendment, renewal or extension of each Letter of Credit by the Borrower shall be deemed to be a representation and warranty that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Obligations shall not exceed the sum of the RF LC Availability and the Adjusted Credit-Linked Amount, (y) the aggregate Revolving Extensions of Credit shall not exceed the Total Revolving Commitment and (z) the aggregate CL LC Obligations shall not exceed the Adjusted Credit-Linked Amount at such time.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit, or, in the case of any renewal or extension thereof, one year after such renewal or extension and (ii) (A) with respect to any RF Letter of Credit, the date that is five Business Days prior to the Revolving Loan Maturity Date and (B) with respect to any CL Letter of Credit, the date that is five Business Days prior to the CL Maturity Date.

(d) Participations. (i) By the issuance by an Issuing Bank of a RF Letter of Credit (or an amendment to a RF Letter of Credit increasing the amount thereof) and without any further action on the part of such Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such RF Letter of Credit (including each Existing Letter of Credit to the extent constituting an RF Letter of Credit) equal to such Revolving Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Revolving Percentage of each RF LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of RF Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any RF Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii) By the issuance by an Issuing Bank of a CL Letter of Credit (or an amendment to a CL Letter of Credit increasing the amount thereof) and without any further action on the part of such Issuing Bank or the Lenders, such Issuing Bank hereby grants to each CL Lender, and each CL Lender hereby acquires from such Issuing Bank, a participation in such CL Letter of Credit equal to such CL Lender’s CL Percentage of the aggregate amount available to be drawn under such CL Letter of Credit. The aggregate purchase price all for participations of each CL Lender in CL Letters of Credit shall not exceed the amount of the Credit-Linked Deposit of such CL Lender. In consideration and in furtherance of the foregoing, each CL Lender hereby absolutely and unconditionally agrees that if an Issuing Bank makes a CL LC Disbursement which is not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or is required to refund any reimbursement payment in respect of a CL LC Disbursement to the Borrower for any reason, the Administrative Agent shall reimburse such Issuing Bank for the amount of such CL LC Disbursement from such CL Lender’s Credit-Linked Deposit on deposit in the Credit-Linked Deposit Account. In the event the Credit-Linked Deposit Account is charged by the Administrative Agent to reimburse the Issuing Bank for an unreimbursed CL LC Disbursement, the Borrower shall have the right, at any time prior to the CL Maturity Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged, and such payment shall be deposited by the Administrative Agent in the Credit-Linked Deposit Account. Each CL Lender acknowledges and agrees that its obligation to acquire and fund participations pursuant to this paragraph in respect of CL Letters of Credit is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any CL Letter of Credit or the occurrence and continuance of a Default or Event of Default or the return of the Credit-Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each CL Lender irrevocably authorizes the Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in this paragraph.

(e) Reimbursement. (i) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than the Business Day immediately following the day that the Borrower receives notice that an LC Disbursement has been made, provided that, if such LC Disbursement is not less than the applicable Minimum Borrowing Amount, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with ABR Revolving Loans or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as the case may be.

(ii) If the Borrower fails to make any payment due under paragraph (e)(i) above with respect to a RF Letter of Credit when due, the Administrative Agent shall notify each Revolving Lender of the applicable RF LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any RF LC Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such RF LC Disbursement.

(iii) If the Borrower fails to make any payment due under paragraph (e)(i) above with respect to a CL Letter of Credit, the Administrative Agent shall notify each CL Lender of the applicable CL LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s CL Percentage thereof, and the Administrative Agent shall promptly pay to the Issuing Bank each CL Lender’s CL Percentage of such CL LC Disbursement from such CL Lender’s Credit-Linked Deposit. Promptly following receipt by the Administrative Agent of any payment by the Borrower in respect of any CL LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent payments have been made from the Credit-Linked Deposits, to the Credit-Linked Deposit Account to be added to the Credit-Linked Deposits of the CL Lenders in accordance with their CL Percentages. The Borrower acknowledges that each payment made pursuant to this paragraph (e)(iii) in respect of any CL LC Disbursement is required to be made for the benefit of the distributees indicated in the immediately preceding sentence. Any payment made from the Credit-Linked Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph to reimburse the Issuing Bank for any CL LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such CL LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e)(i) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (3) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank, provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders or CL Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at (1) the rate per annum then applicable to ABR Revolving Loans (or if different, in the case of a CL LC Disbursement, the rate per annum then applicable to ABR (Term Loans)), provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e)(i) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e)(ii) of this Section or from the Credit-Linked Deposit of any CL Lender pursuant to paragraph (e)(iii) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders and the CL Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b) and/or (c). From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to, such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent at the request of the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with RF LC Obligations representing greater than 50% of the aggregate RF LC Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and CL Lenders, an amount in cash equal to the LC Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.05. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, but for the Borrower’s account and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with RF LC Obligations representing greater than 50% of the total RF LC Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived in accordance with the terms of this Agreement.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the

Borrower a corresponding amount. In such event, if a Lender has not made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, which may only be incurred as ABR Loans and may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Loan Lender the Scheduled Repayments as provided in Section 2.11(i); (ii) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan held by such Lender on the Revolving Loan Maturity Date; and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Swingline Expiry Date and (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, provided that on each date that any Borrowing of Revolving Loans is made the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that all Loans made by it under a Facility (for up to all Facilities under which it has Loans outstanding) be evidenced by a promissory note (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04(b)) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09 Termination and Reduction of Commitments and Credit-Linked Deposits.

(a) Unless previously terminated, (i) all Revolving Commitments shall terminate on the Revolving Loan Maturity Date, (ii) the obligations of the initial CL Lenders to make their Credit-Linked Deposits shall terminate on the Effective Date after giving effect to the funding of Credit-Linked Deposits on such date and (iii) the Total Term Loan Commitment shall terminate on the Effective Date after giving effect to the Borrowing of Term Loans on such date. If any CL Letter of Credit remains outstanding on the CL Maturity Date, the Borrower will deposit with the Administrative Agent an amount in cash equal to 100% of the aggregate undrawn amount of all such outstanding Letters of Credit to secure the Borrower’s reimbursement obligations with respect to any drawings that may occur thereunder. Subject only to the Borrower’s compliance with its obligations under the preceding sentence, any amount of the Credit-Linked Deposits held in the Credit-Linked Deposit Account will be returned to the CL Lenders on the CL Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Total Revolving Commitment, provided that (i) each reduction of the Total Revolving Commitment pursuant to this Section 2.09(b) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) the Borrower shall not voluntarily reduce or terminate the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans and Swingline Loans in accordance with Section 2.10, the aggregate Revolving Extensions of Credit would exceed the Total Revolving Commitment. The Borrower may at any time or from time to time direct the Administrative Agent to reduce the Total Credit-Linked Deposit, provided that (i) each reduction of the Total Credit-Linked Deposit shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or alternatively the entire balance) and (ii) the Borrower shall not direct the Administrative Agent to reduce the Total Credit-Linked Deposit if, after giving effect to such reduction (and to the provisions of Section 2.05(a)), the aggregate undrawn amount of all outstanding CL Letters of Credit would exceed the Total Credit-Linked Deposit or the aggregate Revolving Extensions of Credit would exceed the Total Revolving Commitment. In the event the Total Credit-Linked Deposit shall be reduced as provided in the preceding sentence, the Administrative Agent will return all amounts in the Credit-Linked Deposit Account in excess of the reduced Total Credit-Linked Deposit to the CL Lenders, ratably in accordance with their CL Percentages (as determined immediately prior to such reduction).

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Total Revolving Commitment and/or the Total Credit-Linked Deposit under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders and/or the CL Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Total Revolving Commitment and/or the reduction to zero of the Total Credit-Linked Deposit delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction to the Revolving Commitments or the Credit-Linked Deposit shall be permanent. Except as otherwise provided herein, (i) each reduction of Revolving Commitments pursuant to the foregoing provisions of this Section 2.09 shall be applied ratably among the Revolving Lenders in accordance with their respective Revolving Percentage and (ii) each reduction of the Credit-Linked Deposits shall be applied ratably to the Credit-Linked Deposits of the CL Lenders in accordance with their CL Percentages.

SECTION 2.10 Voluntary Prepayment of Loans. The Borrower shall have the right to prepay the Loans and the right to allocate (in its discretion) such prepayments to (x) Revolving Loans, (y) Term Loans and/or (z) Swingline Loans, without premium or penalty, on the following terms and conditions: (i) the Borrower shall give the Administrative Agent (x) not later than 12:00 Noon, New York City time at least one Business Day before the date of prepayment of such Borrower’s intent to prepay ABR Loans and (y) not later than 12:00 Noon, New York City time at least three Business Days before the date of prepayment of such Borrower’s intent to prepay Eurodollar Loans and (z) not later than 12:00 Noon, New York City time on the date of prepayment of such Borrower’s intent to prepay Swingline Loans, notice of the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice (other than any notice to prepay Swingline Loans) the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each prepayment of Revolving Loans, Term Loans and Swingline Loans, as the case may be, shall be the lesser of (x) the total amount outstanding for each Loan and (y) the Minimum Borrowing Amount applicable to such Loans, provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto given by the relevant Borrower shall have no force or effect; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing, shall be applied pro rata among the Lenders which made such Loans, provided that in connection with any prepayment of Loans pursuant to this Section 2.10, such prepayments shall not be required to be applied to any Loans of a Defaulting Lender; and (iv)

optional prepayments of Term Loans shall be applied to such installments of the Scheduled Repayments as the Borrower shall direct.

SECTION 2.11 Mandatory Applications and Prepayments; Scheduled Commitment Reductions.

(a) If on any date the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans (after giving effect to all other repayments thereof on such date) plus (ii) the aggregate RF LC Obligations on such date exceeds the Total Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans, then Revolving Loans (ratably among them), in an aggregate equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans and Swingline Loans, the aggregate amount of RF LC Obligations exceeds the Total Revolving Commitment as then in effect, the Borrower agrees to pay to the Administrative Agent on such date an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of RF LC Obligations at such time) and the Administrative Agent shall hold such payment as security for the obligation of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent), until the proceeds are applied to the secured obligations or released to the Borrower at such time as the aggregate amount of RF LC Obligations shall no longer exceed the Total Revolving Commitment then in effect.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document all then outstanding Loans shall be repaid in full on the respective Maturity Date for such Loans.

(c) Promptly following the receipt by the Borrower or any of its Subsidiaries, of any Net Cash Proceeds from the issuance or incurrence after the Effective Date of any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness permitted by Sections 6.02 other than Section 6.02(j) or Section 6.02(d) (to the extent the refinancing Indebtedness exceeds the refinanced Indebtedness)), the Borrower shall apply 100% of such Net Cash Proceeds to effect mandatory repayments and/or commitment reductions in accordance with Section 2.11(h).

(d) Promptly following the receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Equity Issuance, the Borrower shall apply 50% of such Net Cash Proceeds to effect mandatory repayments and/or commitment reductions in accordance with Section 2.11(h).

(e) Within five Business Days following the receipt by the Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, the Borrower shall apply the Designated Percentage of such Net Insurance/Condemnation Proceeds to effect mandatory repayments and/or commitment reductions in accordance with Section 2.11(h), provided, however, that so long as no Event of Default then exists all of the Designated Percentage of such Net Insurance/Condemnation Proceeds shall not be required to be applied as set forth above to the extent that (i) the Borrower has delivered an officers’ certificate (which certificate shall set forth the estimates of the Net Insurance/Condemnation Proceeds to be so expended) to the

Administrative Agent within such five Business Day period stating that the portion (which may be 100%) of such Designated Percentage of such Net Insurance/Condemnation Proceeds not being applied pursuant to Section 2.11(h) shall be used to replace or restore any of the properties or assets in respect of which such Net Insurance/Condemnation Proceeds were paid (each such replacement or restoration, a “Reinvestment”) within 360 days of such receipt and (ii) such portion is deposited with the Administrative Agent to be held in a cash collateral account as security for the Obligations pursuant to a cash collateral agreement (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent) to be entered into in form and substance reasonably satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account and applied to make Reinvestments within such 360 day period, with all such applications to be described in a certificate of an officer of the Borrower delivered to the Administrative Agent promptly after any such application (it being understood and agreed that if the portion of Net Insurance/Condemnation Proceeds so deposited is not used in full to make Reinvestments within such 360 day period, the remaining portion shall be applied no later than the last day of such 360 day period to effect mandatory repayments and/or commitment reductions in accordance with Section 2.11(h)).

(f) Within five Business Days following each date upon which the Borrower or any of its Subsidiaries receives the Net Cash Proceeds from any Asset Disposition or Exchange, the Borrower shall apply the Designated Percentage of such Net Cash Proceeds to effect mandatory repayments and/or commitment reductions in accordance with Section 2.11(h), provided, however, that so long as no Event of Default then exists (A) all of the Designated Percentage of the Net Cash Proceeds from any Asset Disposition or Exchange shall not be required to be so applied as set forth above to the extent that (i) the Borrower delivers a certificate from a Responsible Officer (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended) to the Administrative Agent within such five Business Day period stating that a portion (which may be 100%) of such Designated Percentage of Net Cash Proceeds shall be used to purchase similar assets used or to be used in the businesses permitted pursuant to Section 6.13 (each such purchase, a “New Asset Acquisition”) within 360 days of the receipt of such Net Cash Proceeds and (ii) such portion is deposited with the Administrative Agent to be held in a collateral account as security for the Obligations pursuant to a cash collateral agreement (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent) to be entered into in form and substance reasonably satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account and applied to make New Asset Acquisitions within such 360 day period, with all such applications to be described in a certificate of an officer of the Borrower to the Administrative Agent promptly after any such application (it being understood and agreed that if the portion of such Net Cash Proceeds so deposited is not used in full to make New Asset Acquisitions within such 360 day period, any remaining portion shall be applied no later than the last day of such 360 day period as mandatory repayments and/or commitment reductions in accordance with Section 2.11(h); and (B) the Borrower and its Subsidiaries may retain Net Cash Proceeds otherwise to be applied pursuant to Section 2.11(h) in an aggregate amount not exceeding $25,000,000 to the extent (i) the Borrower delivers a certificate from a Responsible Officer (which certificate shall provide a description in reasonable detail of the property or assets being disposed of pursuant to the Asset Disposition or Exchange generating such Net Cash Proceeds and a reasonably detailed computation of the Net Cash Proceeds to be retained), and (ii) the assets and property being

Disposed of pursuant to the Asset Disposition or Exchange generating such Net Cash Proceeds (1) are not included in the Collateral, (2) do not constitute Negative Pledge Assets or (3) consists of the property known as “Park Plaza Hotel New Orleans”.

(g) On each Excess Cash Payment Date, the Borrower shall apply an amount equal to 50% of Excess Cash Flow for the relevant Excess Cash Payment Period to effect mandatory repayments and/or commitment reductions in accordance with the requirements of Section 2.11(h).

(h) Each amount required to be applied pursuant to Sections 2.11(c), (d), (e), (f) and (g) in accordance with this Section 2.11(h) shall be applied (x) if the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower was equal to or greater than 6.00 to 1.00, to repay the outstanding principal amount of Term Loans and to permanently reduce the Total Revolving Commitment on a pro rata basis among them based upon the then outstanding principal amount of the Term Loans and the Total Revolving Commitment (after giving effect to all prior reductions thereto) (and the amount so allocable to reduce the Total Revolving Commitments (the “Reduction Amount”) shall be applied to repay first Swingline Loans, second Revolving Loans and third if any of the Reduction Amount remains unapplied after giving affect to such payment of Swingline Loans and Revolving Loans, to the Term Loans), provided that notwithstanding the foregoing, the Net Cash Proceeds from an Asset Disposition of any Specified Property will be applied solely to repay the outstanding principal amount of Term Loans; and (y) if the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower is less than 6.00 to 1.00, to repay the outstanding principal amount of Term Loans. All such repayments of outstanding Term Loans shall be applied (1) first, to repay the then next four Scheduled Repayments of Term Loans in direct order of maturity, and (2) second, to reduce the then remaining Scheduled Repayments of Term Loans on a pro rata basis (based upon the then remaining Scheduled Repayments after giving effect to all prior reductions thereto). Notwithstanding the foregoing, 100% of the Net Cash Proceeds from an Asset Disposition of any Delayed Sale Asset shall be applied solely to repay Revolving Loans (with no corresponding reduction to the Revolving Commitments);

(i) On each date set forth below, the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Section 2.10, a “Scheduled Repayment”):

Scheduled Repayment Date	Principal Amount
June 30, 2005	$1,325,000
September 30, 2005	$1,325,000
December 31, 2005	$1,325,000
March 31, 2006	$1,325,000
June 30, 2006	$1,325,000
September 30, 2006	$1,325,000

Scheduled Repayment Date	Principal Amount
December 31, 2006	$1,325,000
March 31, 2007	$1,325,000
June 30, 2007	$1,325,000
September 30, 2007	$1,325,000
December 31, 2007	$1,325,000
March 31, 2008	$1,325,000
June 30, 2008	$1,325,000
September 30, 2008	$1,325,000
December 31, 2008	$1,325,000
March 31, 2009	$1,325,000
June 30, 2009	$1,325,000
September 30, 2009	$1,325,000
December 31, 2009	$1,325,000
March 31, 2010	$1,325,000
June 30, 2010	$1,325,000
September 30, 2010	$1,325,000
December 31, 2010	$1,325,000
March 31, 2011	$1,325,000
Term Loan Maturity Date	$498,200,000

(j) If the Borrower is required by this Section 2.11 (other than Sections 2.11(a), (b) or (i)) to repay any Eurodollar Loans and such prepayment will result in the Borrower being required to pay breakage costs under Section 2.16 (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by notice to the Administrative Agent, to have the provisions of the following sentence be applicable. At the time any Affected Loans are otherwise required to be repaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower) of the aggregate principal amount that otherwise would have been repaid in respect of the Affected Loans with the Administrative Agent to be held as security for the Obligations pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Loans (or, such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of the Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account).

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Non-Defaulting Lender with a Revolving Commitment, a commitment fee (the “Commitment Fee”) during the period from and including the Effective Date, but excluding the date on which such Revolving Commitment terminates computed at a rate for each day equal to .50% per annum on the daily Unutilized Revolving Commitment of such Non-Defaulting Lender, provided that, if such Non-Defaulting Lender continues to have any Revolving Extension of Credit after its Revolving Commitment terminates, then such Commitment Fee shall continue to accrue on the daily amount of such Non-Defaulting Lender’s Revolving Extension of Credit from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Non-Defaulting Lender ceases to have any Revolving Extension of Credit. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Total Revolving Commitment terminates, commencing on the first such date to occur after the date hereof, provided that any Commitment Fee accruing after the date on which the Total Revolving Commitment terminates shall be payable on demand.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Non-Defaulting Lender with a Revolving Commitment a participation fee with respect to its participations in RF Letters of Credit (the “RF Participation Fee”), which shall accrue at the same Applicable Margin as interest on Eurodollar Revolving Loans on the average daily amount of such Non-Defaulting Lender’s RF LC Obligations (excluding any portion thereof attributable to unreimbursed RF LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Non-Defaulting Lender’s Revolving Commitment terminates and the date on which such Non-Defaulting Lender ceases to have any RF LC Obligations, and (ii) to each Issuing Bank a fronting fee (the “RF Fronting Fee”), which shall accrue at the rate of .25% per annum on the average daily undrawn amount of each RF Letter of Credit issued by it from and including the date of the issuance thereof to but excluding the date of termination, expiration or drawing in full of such RF Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. RF Participation Fees and RF Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Total Revolving Commitment terminates and any such fees accruing after the date on which the Total Revolving Commitment terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All RF Participation Fees and RF Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay (i) in addition to the amounts payable to the CL Lenders pursuant to Section 2.20(b), to the Administrative Agent for the account of each CL Lender a participation fee (the “CL Participation Fee”) with respect to its participations in CL Letters of Credit, which shall accrue at the Applicable Margin for Eurodollar Term Loans on the average daily amount of such CL Lender’s Credit-Linked Deposit during the period from and including the Restatement Effective Date to but excluding the date on which the entire amount of such Lender’s Credit-Linked Deposit is returned to it and (ii) to each Issuing Bank a fronting fee (the “CL Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily undrawn amount of each CL Letter of Credit issued by it from and including the date of issuance thereof to but excluding the date of termination, expiration or drawing in full of such CL Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any CL Letter of Credit or processing of drawings thereunder. CL Participation Fees and CL Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Credit-Linked Deposits are returned to the CL Lenders and any such fees accruing after the date on which the Credit-Linked Deposits are returned in full to the CL Lenders shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees in respect of CL Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in (x) the case of Commitment Fees and RF Participation Fees, to the Revolving Lenders entitled thereto and (y) in the case of CL Participation Fees, to the CL Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) to the extent permitted by applicable law in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the

Revolving Commitment pursuant to which made and in the case of Swingline Loans, upon termination of the Total Revolving Commitment, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment of any Term Loan, accrued interest on the principal amount repaid shall be payable on the date of such repayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Interest. If (i) prior to the commencement of any Interest Period for a Eurodollar Borrowing or (ii) the determination of the Benchmark LIBO Rate on any day:

(a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or the Benchmark LIBO Rate for such day; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period or the Benchmark LIBO Rate for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing or the Credit-Linked Deposits, as applicable, for such Interest Period or such day, as the case may be;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) the Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein or any Credit-Linked Deposit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or any Credit-Linked Deposit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section including the calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor, provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (in the case of a Eurodollar Loan) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing provisions of this Section 2.16, if at any time the Borrower incurs breakage costs under this Section 2.16 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the “Affected Eurodollar Loans”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and shall provide for investments satisfactory to the Administrative Agent and the Borrower, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans that are Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Eurodollar Loans not initially prepaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Lenders whose Loans would otherwise have been immediately prepaid with the amounts deposited upon the taking of any action by the Administrative Agent or the Lenders pursuant to the remedial provisions of Article VIII and amounts held as cash collateral pursuant to this Section 2.16 shall, subject to the requirements of applicable law, be immediately applied to the Loans.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make such deductions and (iii) the Borrower or such other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Any and all payments by or on account of any obligation of the Administrative Agent pursuant to Section 2.20(b) hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Administrative Agent shall so notify the Borrower and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent pursuant to Section 2.20(b) after making all required deductions (including deductions applicable to additional sums payable under this Section) to the CL Lenders is an amount equal to the sum they would have received from the Administrative Agent had no deductions been made, (ii) the Borrower shall pay such additional amount to the Administrative Agent, (iii) the Administrative Agent shall make all required deductions, (iv) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (v) the Borrower shall indemnify, within 10 days after written demand therefor, the Administrative Agent for the full amount of any deductions paid by the Administrative Agent with respect to any payments made on account of any obligation of the Administrative Agent pursuant to Section 2.20(b).

(c) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations, Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Credit-Linked Deposits hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, in each case in an amount greater than that generally charged by the other Lenders, or if any Lender becomes a Defaulting Lender, or if any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement or the other Loan Documents which have been approved by the Super-Majority Lenders as provided in Section 9.02(b), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Credit-Linked Deposit Account.

(a) The Credit-Linked Deposits shall be held by the Administrative Agent in the Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth in Section 2.05, 2.09 or 2.11. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each CL Lender in respect of its participation in CL Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Effective Date.

(b) Each of the Borrower, the Administrative Agent, each Issuing Bank issuing a CL Letter of Credit and each CL Lender hereby acknowledges and agrees that each CL Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.05 and that the Administrative Agent has agreed to invest the Credit-Linked Deposits so as to earn a return (except during periods when, and to the extent to which, such Credit-Linked Deposits are used to cover unreimbursed CL LC Disbursements, and subject to Section 2.14) for the CL Lenders on each day equal to (i) the one month LIBOR rate as determined by the Administrative Agent on such day (or if such day is not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in dollars (as set forth by Bloomberg L.P. – page BTMM or any other comparable publicly available service as may be selected by the Administrative Agent) (the “Benchmark LIBO Rate”) minus (ii) 0.10% per annum (based on a 365/366 day year). The Benchmark LIBO Rate will be reset on each Business Day. Such amount will be paid to the CL Lenders by the Administrative Agent quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.12. In addition to the foregoing payments by the Administrative Agent, the Borrower agrees to make payments to the CL Lenders quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.12 (and together with the payment of such fees) in an amount equal to 0.10% of the daily amount of the CL Lender’s Credit-Linked Deposit during such period.

(c) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the CL Lenders, the provisions of this Section 2.20 and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.05 constitute agreements among the Administrative Agent, each Issuing Bank issuing a CL Letter of Credit and each CL Lender with respect to the funding obligations of each CL Lender in respect of its participation in CL Letters of Credit and do not constitute any loan or extension of credit to the Borrower.

(d) Subject to the Borrower’s compliance with the cash-collateralization requirements set forth in Sections 2.05(j) and 2.11(a) the Administrative Agent shall return any remaining Credit-Linked Deposits to the CL Lenders on the CL Maturity Date.

ARTICLE III

Representations and Warranties

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower makes the following representations and warranties, to the Administrative Agent and each Lender, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of any Letter of Credit:

SECTION 3.01 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet and statement of operations of the Borrower and its consolidated Subsidiaries as at March 31, 2005, or for the period of four consecutive fiscal quarters ended March 31, 2005 (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such period, as the case may be) to (i) the consummation of the Transaction and (ii) the payment of fees and expenses in connection therewith. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present a good faith estimate on a pro forma basis of the financial position of Borrower and its consolidated Subsidiaries as at, or for the period of four consecutive fiscal quarters ended, March 31, 2005 assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period, as the case may be.

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2002, December 31, 2003 and December 31, 2004, and the related consolidated statements of operations, stockholder’s equity and cash flows for the fiscal years ended on such dates, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements above have been prepared in accordance with GAAP applied consistently throughout the periods involved. The Borrower and its Subsidiaries do not have any material contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, all as determined in accordance with GAAP, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or assets, other than has been disclosed to the Lenders prior to the Effective Date.

SECTION 3.02 No Change. Since December 31, 2004 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.03 Company Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing under the laws of the jurisdiction of its organization, (b) has the Company power and authority, and the legal right, to own and operate its assets, to lease the assets it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign Company under the laws of each jurisdiction where its ownership, lease or operation of assets or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Company Power; Authorization; Enforceable Obligations. Each Loan Party has the Company power and authority, and the legal right to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary Company action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. All consents or authorizations of, filings with, notices to or other act by or in respect of, any Governmental Authority or any other Person required in connection with the Transaction and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents have been obtained and are in full force and effect, except consents, authorizations, filings and notices described in Schedule 3.04. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.05 No Violation. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than pursuant to the Security Documents) upon any of the properties or assets of the Borrower or any of its Subsidiaries, pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries, is a party or by which it or any of its property or assets is bound or to which it may be subject, except to the extent that such conflict or default could not reasonably be expected to have a Material Adverse Effect or (iii) will not violate any provision of any Company Document of the Borrower or any of its Subsidiaries. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) except as set forth on Schedule 3.06, that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.08 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect, except to the extent that such infringements would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.09 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its assets and all other taxes, fees or other charges imposed on it or any of its assets by any Governmental Authority to the extent due and payable (other than any amounts or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be or which could not reasonably be expected to have a Material Adverse Effect); no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge, which claim would reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “Margin Stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates or is inconsistent with the provisions of the Regulations T, U or X of the Board.

SECTION 3.11 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

SECTION 3.12 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan which could reasonably be likely to have a Material Adverse Effect, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that the failure to so comply could not, in the aggregate, be reasonably likely to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien against the Borrower or any Commonly Controlled Entity and in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period which would reasonably be likely to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and based on such information provided to the Borrower by the sponsors of the Multiemployer Plans, the Borrower believes that neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA which could reasonably be likely to have a Material Adverse Effect if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of, the Borrower no such Multiemployer Plan is in Reorganization or in a state of Insolvency.

SECTION 3.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness.

SECTION 3.14 Public Utility Holding Company Act. Neither Borrower nor its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an

“affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.15 Subsidiaries; Joint Ventures.

(a) Schedule 3.15 sets forth the name and jurisdiction of formation of each Subsidiary and Joint Venture owned directly or indirectly by the Borrower on the Effective Date and, as to each such Subsidiary or Joint Venture, the percentage of each class of Equity Ownership Interest therein owned by the Borrower or any of its Subsidiaries. None of the Equity Ownership Interests in any Subsidiary Guarantor is owned by a Non-Guarantor Subsidiary.

(b) On the Effective Date there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors and directors’ qualifying shares and (ii) those Buy/Sell Arrangements listed on Schedule 3.15) of any nature relating to any Equity Ownership Interests of the Borrower or any Equity Ownership Interest in any Subsidiary, except as set forth on Schedule 3.15.

SECTION 3.16 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Term Loans, and the proceeds of the Revolving Loans incurred on the Effective Date (not to exceed the Effective Date Revolving Amount) shall be used by the Borrower, subject to the other restrictions set forth in this Agreement, to fund, in part, the Transaction (and to fund the PCE Escrow) and to pay related fees and expenses in connection therewith. The proceeds of the Revolving Loans shall be used by the Borrower and its Subsidiaries, to fund (i) the amounts described in the previous sentence, (ii) acquisitions of assets and businesses, Investments, Capital Expenditures and capital expenditures for furniture, fixtures and equipment in Hospitality/Leisure-Related Businesses and (iii) general working capital needs of the Borrower and its Subsidiaries.

(b) Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other extension of credit under the Loan Documents will violate or be inconsistent with the provisions of Regulation T, U or X of the Board. At the time of the making of each Loan, and after giving effect thereto and the use of the proceeds thereof, no more than 25% of the value (as defined in Regulation U of the Board) of the assets of the Borrower, and of the Borrower and its Subsidiaries on a consolidated basis, subject to the restrictions in Section 6.03, 6.04 and 6.05 shall constitute Margin Stock. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U 1 or FR Form G 3, as applicable, referred to in Regulation U.

SECTION 3.17 Hotels.

(a) The Borrower and each of its Subsidiaries, and to the best knowledge of the Borrower, its Joint Ventures, has good and marketable fee simple absolute title to all material Real Property purported to be owned by them, and has good and marketable title to, or valid leasehold interests in, all other material Real Property specified on Schedule 3.17 as leased by them, free and clear of all Liens, other than Permitted Liens, provided that with respect to

Mortgaged Properties, free and clear of all Liens, other than Permitted Encumbrances. Schedule 3.17 contains a true and complete list of each Hotel owned or leased by the Borrower, any of its Subsidiaries, or any of its Joint Ventures on the Effective Date, and the type of interest therein held by the Borrower or any of its Subsidiaries.

(b) All material Real Property leased on the Effective Date by the Borrower or any of its Subsidiaries as tenant, or any of their Joint Ventures is listed on Schedule 3.17. To the best knowledge of the Borrower, each of such leases is valid and enforceable in accordance with its terms and is in full force and effect in all material respects. None of the Borrower, nor its Subsidiaries, nor, to the best knowledge of the Borrower, any of its Joint Ventures, or any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for defaults which could not reasonably be expected to have a Material Adverse Effect.

(c) Each ground lease with respect to any Hotel which is located on a Leasehold is in full force and effect and no party thereto has denied or disaffirmed any of its material obligations thereunder or has defaulted (beyond applicable cure and notice periods) in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant thereto, except in the case of any ground leases such denials, disaffirmations and defaults as could not reasonably be expected to have a Material Adverse Effect.

(d) Each Hotel complies in all material respects with (i) all Requirements of Law, (ii) all material consents, licenses (including liquor licenses), certificates and permits required by all Requirements of Law for the operation of each Hotel have been obtained and are in full force and effect and (iii) all utility services and facilities necessary for the operation of each Hotel are available at such Hotel, except in the case of clauses (i), (ii) and (iii) such non-compliances or failures to comply, obtain or have in full force and effect and available as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) to the best knowledge of the Borrower, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) to the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) to the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

SECTION 3.19 Accuracy of Information, etc. To the knowledge of the Borrower, no statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party (other than the Projections, the Closing Projections, pro forma financial information and forecasts) to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances in which such statements are made, which statement or omission, if corrected, could contain any fact that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the Projections, the Closing Projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that the Projections, the Closing Projections and financial information as they relate to future events are not to be viewed as fact, that the Projections, the Closing Projections and financial information are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that actual results during the period or periods covered by such financial information may differ from the projected or estimated results set forth therein by a material amount. As of the date hereof, there is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

SECTION 3.20 Security Documents.

(a) The Guaranty and Collateral Agreement is, and after the execution and delivery thereof, each other Security Document will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein subject to the third sentence of this paragraph. In the case of any certificated Equity Ownership Interests pledged under the Guaranty and Collateral Agreement, when stock certificates representing such certificated Equity Ownership Interests are delivered to the Administrative Agent, in the case of Pledged Notes described in the Guaranty and Collateral Agreement, when the intercompany promissory notes representing such Pledged Notes and in the case of the other Collateral described in the Guaranty and Collateral Agreement, when financing statements and other filings specified in the opinion delivered pursuant to Section 4.01(g) (or otherwise notified to the Administrative Agent) in appropriate form are filed in the offices specified on Annex B to the Guaranty and Collateral Agreement (or otherwise notified to the Administrative Agent), the Guaranty and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guaranty and Collateral Agreement), subject to no other Liens other than Permitted Liens and in each case prior to and superior in right to any other Person except for such Permitted Liens as have priority under applicable law. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guaranty and Collateral Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Guaranty and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guaranty and Collateral Agreement.

(b) Each Initial Mortgage is, and after the execution and delivery thereof each Additional Mortgage will be, effective to create a legal, valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property covered thereby in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties. Upon the recording of any such Mortgage in the recording office or offices specified therein for the recording thereof, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all rights, title and interest of the Loan Parties in the Mortgaged Property covered thereby as security for the obligations purported to the secured thereby, subject to no Liens other than Permitted Encumbrances, prior and superior in right to any other Persons.

SECTION 3.21 Solvency. The Loan Parties (taken as a whole) are, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

SECTION 3.22 Existing Indebtedness. Schedule 3.22 sets forth a true and complete list of all Existing Indebtedness constituting borrowed money and guarantees of same of the Borrower and its Subsidiaries in excess of $1,000,000 as of the Effective Date (excluding the Loans, the Letters of Credit and the Indebtedness incurred pursuant to the Second-Lien Loan Documents) and intended to remain outstanding after such date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

SECTION 3.23 Transaction. As of the Effective Date, (i) the Transaction has been consummated in all material respects in accordance with the terms of the respective Transaction Documents (except as approved by the Administrative Agent, such approval not to be unreasonably withheld) and all applicable laws, (ii) all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained), except where the failure to so obtain, give, file or take would not be reasonably expected to have a Material Adverse Effect, (iii) all applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction, (iv) there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction, or any Loan or the performance by any Loan Party of its obligations under the respective Documents, (v) all actions taken by each Loan Party pursuant to or in furtherance of the Transaction have been taken in material compliance with the respective Documents (except for modifications and waivers consented to by the Administrative Agent pursuant to Section 4.01(b)) and all applicable laws and (vi) all representations and warranties made (or deemed made) by Loan Parties pursuant to the Transaction Documents shall be true and correct in all material respects on the date made (or deemed made).

ARTICLE IV

Conditions Precedent

SECTION 4.01 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it (including, without limitation, the making of any Loan, the issuance of, and participation in, any Letter of Credit and the initial funding of Credit-Linked Deposits by the CL Lenders) is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Effective Date, of the following conditions precedent:

(a) Effective Date; Notes. (i) The Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same, the appropriate Note executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

(b) Transaction, etc. (i) On or prior to the Effective Date, there shall have been delivered to the Lenders copies of all Transaction Documents, all of which shall be certified by a Responsible Officer of the Borrower as true and correct, and each such Transaction Document shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii) In connection therewith, the transactions described below (and to the extent any of the other transactions described on the Sources and Uses Table attached to the Commitment Letter, dated as of March 24, 2005, among the Borrower, JPMorgan Chase, Bear Stearns Corporate Lending and the Joint Lead Arrangers (and updated through the Effective Date) are to be consummated with such transactions) shall have been consummated prior to or concurrently with the funding of the initial Loans hereunder:

(A) the Borrower shall have received $350,059,083 in gross cash proceeds from the Portfolio Sale and the net cash proceeds thereof have been used to permanently repay outstandings under the Existing Credit Agreement in accordance with the terms thereof;

(B) the Borrower shall have received at least $675,000,000 in gross cash proceeds from the issuance of the CMBS and the net cash proceeds thereof have been used to permanently repay outstandings under the Existing Credit Agreement in accordance with the terms thereof;

(C) the Borrower shall have received at least $140,000,000 in gross cash proceeds from the loans made under the Second-Lien Credit Agreement and the net cash proceeds thereof have been used to permanently repay outstandings under the Existing Credit Agreement in accordance with the terms thereof and/or to fund the PCE Escrow;

(D) the Borrower shall have received at least $100,000,000 in gross cash proceeds from the loans under the Mezzanine Documents and the Net Cash Proceeds thereof have been used to permanently repay outstandings under the Existing Credit Agreement in accordance with the terms thereof; and

(E) (x) the Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement (including, all commitments thereunder) shall have been terminated and all “Obligations” (as defined in the Existing Credit Agreement) shall have been paid in full (other than contingent reimbursement and indemnification obligations for which no claim has been made or with respect to Existing Letters of Credit) and (y) arrangements reasonably satisfactory to the Administrative Agent shall have been made for the termination of all Liens and guaranties granted or made in connection therewith.

(c) Pro Forma Financial Statements; Closing Projections. The Lenders shall have received (i) the Pro Forma Financial Statements and (ii) detailed projected consolidated financial statements, certified by the Chief Financial Officer of the Borrower, of the Borrower and its

Subsidiaries for the period from the Effective Date through 2011 (the “Closing Projections”), which Closing Projections (x) shall reflect the forecasted consolidated financial conditions and income and expenses of the Borrower and its Subsidiaries after giving effect to the Transaction and the related financings in connection therewith and the other transactions contemplated hereby and (y) shall be reasonably satisfactory in form and substance to the Administrative Agent.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent), on or before the Effective Date. All such amounts may be paid with proceeds of Loans made on the Effective Date and, to the extent paid in such manner, will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(e) Closing Certificate. The Administrative Agent shall have received, a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit D with appropriate insertions and attachments.

(f) Legal Opinions. The Administrative Agent shall have received (i) (x) from Akin Gump Strauss Hauer & Feld LLP, special counsel to the Loan Parties, and (y) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Loan Parties, opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit E and (ii) from local counsel in each State where any Mortgaged Property is located or any Loan Party is organized (to the extent not covered by the opinions set forth in clauses (i)(x) or (ii)(y) above), an opinion in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(g) Guaranty and Collateral Agreement. On the Effective Date, each Loan Party shall have duly authorized, executed and delivered the Guaranty and Collateral Agreement, together with:

(i) Financing Statements (Form UCC-1 or the equivalent) in proper form for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement, with arrangements having been made by the Borrower which are reasonably satisfactory to the Collateral Agent to ensure that such financing statements are filed before any financing statements are filed in connection with the Second-Lien Loan Documents;

(ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above or where any Mortgaged

Property is located, together with copies of such other financing statements that name the Borrower or any Subsidiary Guarantor as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) evidence of the completion or performance, as the case may be, of all other recordings and filings of, or with respect to, the Guaranty and Collateral Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Guaranty and Collateral Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Guaranty and Collateral Agreement have been or are being taken, and the Guaranty and Collateral Agreement shall be in full force and effect.

In addition, the Administrative Agent shall have received (i) the certificates representing the shares of certificated capital stock pledged pursuant to the Guaranty and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged pursuant to the Guaranty and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Solvency Certificate; Insurance Certificates. On the Effective Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit F; and

(ii) certificates of insurance complying with the requirements of Section 5.05 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

(i) Mortgages; Title Insurance; Appraisals; Surveys. On the Effective Date, the Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent, which Mortgages shall cover such of the Real Property owned by the Borrower or any Subsidiary Guarantor and designated as “Mortgaged Property” on Schedule 1.01(iv), together with evidence that counterparts of such Mortgages have been delivered to the title insurance company insuring the Lien of Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent desirable, to effectively create a valid and enforceable first priority mortgage lien, subject only to Permitted Encumbrances, on the Mortgaged Property covered thereby in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties;

(ii) UCC-1 Fixture Filings covering each Mortgaged Property;

(iii) such consents, approvals and estoppels (but only to the extent required by the Title Company to issue the respective Mortgage Policy) as shall be reasonably deemed necessary by the Administrative Agent in order for the owner or holder of any fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iv) a Mortgage Policy relating to each Mortgage issued by Land America Insurance Corporation (the “Title Company”) (each a “Mortgage Policy”) reasonably satisfactory to the Collateral Agent, in an insured amount at least equal to the Appraised Value thereof and insuring the Collateral Agent that each Mortgage creates a valid and enforceable first priority mortgage lien on the respective Mortgaged Property subject thereto, free and clear of all defects and encumbrances except Permitted Encumbrances. Each Mortgage Policy (1) shall be in form and substance reasonably satisfactory to the Collateral Agent, (2) shall include, to the extent available on a commercially reasonable basis in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Notes, usury, first loss, last dollar, tax parcel, subdivision, zoning (which can be omitted if the Administrative Agent has received all relevant zoning reports), contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) shall not include the “standard” title exceptions, the “standard” survey exception (other than for the Golden Door Spa, the Boulders Resort and the Carmel Valley Resort which may contain the “standard” survey exception unless a modified survey exception can be given by the title company) or an exception for mechanics’ liens, and (4) shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(v) such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policies referred to in subsection (iv) above;

(vi) (A) a copy of the existing survey of the properties known as “The Golden Door Spa”, “The Boulders Resort” and the “Carmel Valley Resort”, together with a survey affidavit as reasonably required by the Collateral Agent, if such are acceptable to the Title Company referred to in preceding clause (iv) and sufficient for the Title Company to modify all standard survey exceptions to the Mortgage Policy relating to such Mortgaged Property and issue modified endorsements required pursuant to the provisions of preceding clause (iv) and (B)

a survey for each other Mortgaged Property (and all improvements thereon) (a) prepared by a surveyor or engineer licensed to perform surveys in the state, commonwealth or applicable jurisdiction where such Mortgaged Property is located, (b) dated not earlier than 90 days prior to the date of delivery thereof unless there shall have occurred within 90 days prior to such date of delivery any exterior construction affecting the footprint of the improvements on the site of such Mortgaged Property, in which event such survey shall be dated after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty days prior to such date of delivery, (c) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such, White & Case LLP and the Title Company, (d) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (e) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of preceding clause (iv);

(vii) to the extent reasonably requested by the Collateral Agent, copies of all leases in which the Borrower or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any, provided that, to the extent any of the foregoing that constitute operating leases affect such Mortgaged Property, such agreements shall, if reasonably requested by the Administrative Agent, be subordinate to the Liens of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent); and

(viii) flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map.

(j) Appraisals conducted in accordance with MAI and FIRREA standards and consistent with the scope of work outlined in the engagement letters entered into prior to March 10, 2005 (copies of which have been provided to the Administrative Agent), or otherwise in form and substance reasonably satisfactory to the Administrative Agent from Cushman & Wakefield (or such other Person satisfactory to the Administrative Agent) for each Hotel owned by the Borrower and/or any of its Subsidiaries (other than the properties known as “The Wyndham New York”, “Wyndham Hotels – Denver Tech Center “, “Wyndham – Billerica” and such other Hotels (if any) agreed to by the Administrative Agent) which MAI appraisals shall satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA, and which appraisals shall otherwise be reasonably satisfactory to the Administrative Agent.

(k) Intercreditor Agreement. The Borrower (on behalf of each Loan Party), the Administrative Agent, the Second-Lien Administrative Agent, the Collateral Agent and the

Second-Lien Collateral Agent shall have duly authorized, executed and delivered the Intercreditor Agreement substantially in the form of Exhibit H hereto (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

(l) Pro Forma Leverage Ratio. The Leverage Ratio for the last four fiscal quarters of the Borrower ending closest to the Effective Date shall not exceed 9.25 to 1.00 determined on a Pro Forma Basis after giving effect to (i) the Transaction and (ii) the Loans to be made, and the Letters of Credit to be issued (or deemed issued), on the Effective Date and the use of the proceeds thereof and the payment of fees and expenses in connection therewith.

(m) Ratings Requirement. The Borrower shall have received senior secured financing ratings from S&P and from Moody’s with respect to the Loans which ratings shall remain in effect on the Effective Date.

(n) Existing Indebtedness. The consummation of the Transaction shall not have caused any material breach, any required repayment, any required offer to purchase, any event of default or termination rights under Existing Indebtedness and shall not have required any amendments or modifications to the documents governing any such Indebtedness that are adverse to the interests of the Lenders (other than as approved by the Administrative Agent).

(o) Certain Conditions Regarding Non-Collateral Property. On or prior to the Effective Date, the Borrower shall or shall have caused, Mortgages (and all other documents reasonably requested in connection therewith), in form and substance reasonably satisfactory to the Collateral Agent to have been fully prepared (but not recorded) in respect of the property known as “Park Plaza Hotel New Orleans” and each Delayed Sale Asset and shall have taken all other actions (other than the actual recording of such Mortgage) with respect to such properties including, without limitation, obtaining title commitments, in form and substance reasonably satisfactory to the Collateral Agent, from the Title Company in respect of such properties.

(p) PCE Escrow Agreement. The PCE Escrow Agreement shall have been executed and delivered, the PCE Escrow shall have been created and the Borrower shall have funded (or caused to be funded) same in the amount specified in the definition thereof.

SECTION 4.02 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date and after giving effect to the extensions of credit requested to be made on such date and the use of the proceeds thereof.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.02 have been satisfied.

ARTICLE V

Affirmative Covenants

The Borrower hereby agrees that, so long as any Commitment or any Credit-Linked Deposit remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements. Furnish to the Administrative Agent with sufficient copies for the Administrative Agent to furnish to each Lender (and the Administrative Agent shall promptly furnish to the Lenders):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PriceWaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the notes thereto).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

SECTION 5.02 Certificates; Other Information. Furnish to the Administrative Agent with sufficient copies for each Lender (or, in the case of clause (k), to the relevant Lender and the Administrative Agent shall promptly furnish to the Lenders):

(a) concurrently with the delivery of the financial statements referred to in Section 5.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and 90 days after the end of each fiscal year of the Borrower, (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) beginning with the Compliance Certificate for the Fiscal Quarter ending June 30, 2005, a Compliance Certificate containing all information and calculations necessary for determining compliance by Borrower and its Subsidiaries with the provisions of this Agreement as of the last day of such Fiscal Quarter or fiscal year, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent pursuant to this clause (b), a listing of each new Subsidiary (and (if a Loan Party) its jurisdiction of incorporation and any changes to the jurisdiction of incorporation of any Loan Party from that in effect on the Effective Date and not otherwise notified to the Administrative Agent) acquired or created by any Loan Party since the date of the most recent list delivered pursuant to this clause (b) (or in the case of the first such list, since the Effective Date) and then still existing as a Subsidiary.

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by such Responsible Officer to be reasonable;

(d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year, provided that delivery of such narrative discussion and analysis on Form 10-Q filed with the SEC with respect to such fiscal quarter shall be deemed to satisfy the foregoing requirement;

(e) within 10 days after the receipt thereof by the Borrower, a copy of any “management letter” addressed to the board of directors of the Borrower or any of its Subsidiaries from its certified public accountants and any internal control memoranda relating thereto;

(f) at the time of the delivery of the financial statements described in Section 5.01, a certificate of the chief financial officer of the Borrower, identifying all Asset Dispositions and Exchanges made during the fiscal quarter of the Borrower, and the proceeds thereof, and, except as previously disclosed as having been reinvested or otherwise applied as required by this Agreement, pursuant to this Section (f), the information tracking all Asset Dispositions and Exchanges made prior such fiscal quarter as to the status of the proceeds, thereof, including whether such proceeds were reinvested or otherwise used as required under this Agreement;

(g) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Second-Lien Loan Documents, in each case, as to which any such document requires the approval of any percentage of the holders of Indebtedness thereunder or hereunder;

(h) (A) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities, public equity securities (to the extent not covered by clause (h)(B)) and (B) within five Business Days after the same are filed or posted on the SEC Website or Intralinks or a link on Intralinks, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC (or notify the Administrative Agent as to the website on which such statements and reports are posted);

(i) as soon as available, and in any event no later than the last day of the following month after the end of every fiscal month, liquidity, cash flow and summary operating information for such fiscal month prepared by the Borrower in a form reasonably satisfactory to the Administrative Agent;

(j) promptly after the Borrower’s Board of Directors has approved same, a copy of each annual budget, which shall include property by property information; and

(k) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

SECTION 5.03 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or (ii) where the failure to pay, discharge or satisfy would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 5.04 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.04 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.05 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted in accordance with industry standards and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts, with such deductibles, and against at least such risks (but including in any event public liability, casualty product liability and business interruption expense coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business other than, in each case, with respect to properties which have been abandoned, surrendered, foreclosed upon or quitclaimed by any Special Purpose Subsidiary to the extent such abandonment, surrender, foreclosure or quitclaim could not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Each such policy of insurance pertaining to the Mortgaged Properties (i) shall name the Administrative Agent as an additional insured and/or loss payee thereunder with regard to the liability and other similar types of insurance and (ii) shall provide for at least 30 days prior written notice to Administrative Agent of any materially adverse modification or cancellation of such liability policies.

SECTION 5.06 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

SECTION 5.07 Notices. Promptly after the Borrower has knowledge thereof give notice to the Administrative Agent with sufficient copies for each Lender of

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount claimed is $15,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof, to the extent such events, in the aggregate, would be reasonably likely to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly

Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e) promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect: (1) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, (2) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property, (3) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law, and (4) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency, provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA; and

(f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

SECTION 5.08 Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Comply with, and contractually require compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and contractually require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

SECTION 5.09 Further Assurances; Additional Collateral; New Subsidiaries, etc.

(a) At the expense of the Borrower, (i) make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such customary vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral covered by the Security Documents as the Collateral Agent may reasonably require and (ii) in the event that (w) any Loan Party (or any Person then required to become a Loan Party under Section 5.09(b)) acquires a Real Property Asset (including pursuant to any Exchange but other than any Real Property acquired with, or subject to, Indebtedness permitted by Section 6.02(e) or (g)) and such interest has not otherwise been made subject to the Lien of the Security Documents in favor of the Collateral Agent, (x) any Delayed Sale Asset or the property known as Wyndham New Orleans Park Plaza is not sold by September 30, 2005, (y) any of the properties known as “Wyndham Rose Hall & Country Club”, “Park Shore Waikiki” and “The Wyndham New York” become subject to a Lien (other than any Lien permitted by Sections 6.03(a), (b), (e), (g), (i), (l), (m) or (n)) in favor of any Person other than the Collateral Agent or all of the equity interests of the Subsidiary or Subsidiaries owning any such property is not pledged under the Guaranty and Collateral Agreement or (z) any Real Property subject to a Lien securing Existing Mortgage Debt (other than the GDB Loan) becomes Unencumbered (other than temporarily with respect to Exchanges and Existing Mortgage Refinancings), then the Person (which if not theretofore a Loan Party shall become a Loan Party as otherwise provided for in Section 5.09(b)) acquiring such Real Property Asset or owning such affected property described in clause (x) or (y) or such newly Unencumbered Real Property shall promptly (and in any event (I) within 60 days of the date of the occurrence of the respective event described in clause (ii)(w), (ii)(y) or (ii)(z) above (or if the Real Property Asset being acquired is under development, the date of the completion of construction on or development of such Real Property Asset) or (II) within 10 Business Days of the date of the occurrence of the respective event described in clause (ii)(x) (unless, in a situation not involving receiving Real Property upon an Exchange of a Mortgaged Property, the Administrative Agent otherwise consents, in its reasonable discretion, based on the economic or other burdens (including without limitation high mortgage or other filing taxes) of effecting the following): execute and deliver to the Administrative Agent (1) a Mortgage (or to the extent the property is located in Puerto Rico, deliver a Mortgage note) and other customary documents ancillary thereto (each such Real Property Asset mortgaged pursuant hereto, an “Additional Mortgaged Property”), (2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state or other jurisdiction in which such Additional Mortgaged Property is located with respect only as to the enforceability of the Mortgage to be recorded in such state or other jurisdiction and otherwise in form and substance reasonably satisfactory to the Administrative Agent, subject to customary assumptions, qualifications and exceptions, (3) such financing statements, instruments and other customary ancillary documents to be filed as a matter of record in connection with the granting and perfection of the Liens and security interests of the Mortgages in the jurisdiction of such Additional Mortgaged Property, (4) if the respective Loan Party is receiving a buyer’s title insurance policy in respect of such Additional Mortgaged Property, a Mortgage Policy with respect to such Additional Mortgaged Property and (5) such other documents as the Administrative Agent deems reasonably necessary or advisable to create in favor of the Collateral Agent, for the benefit of the Lenders a valid and enforceable, first-priority perfected security interest in and Lien on such Additional Mortgaged Property superior to and prior to the rights of all third

Persons and subject to no other Liens (except for Permitted Liens), in each case in form and substance reasonably satisfactory to the Administrative Agent and consistent with customary practice in the applicable jurisdiction.

(b) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Effective Date by the Borrower or any Subsidiary Guarantor (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), shall promptly (and in any event within 45 days) (unless the Administrative Agent otherwise consents, in its reasonable discretion, based on the economic or other burdens of effecting the following) (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity Ownership Interest of such new Subsidiary that is owned by the Borrower or any Subsidiary Guarantor, (ii) to the extent such ownership interest is evidenced by certificated capital stock, deliver to the Administrative Agent the certificates representing such together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be and (iii) cause such new Subsidiary (A) to become a party to the Guaranty and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guaranty and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guaranty and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Collateral Agent a perfection certificate for such Subsidiary, substantially in the form of Exhibit II to the Guaranty and Collateral Agreement, with appropriate insertions and attachments. With respect to any new Joint Venture created or acquired after the Effective Date by the Borrower or any Subsidiary Guarantor, the actions described in clauses (i) and (ii) above shall be taken as if such Joint Venture were a Subsidiary and none of the actions described in clause (iii) above shall be required to be taken. Notwithstanding the foregoing provisions of this paragraph (b), none of the actions described in clauses (i), (ii) and (iii) above shall be required to be taken with respect to any Special Purpose Subsidiary or Transitional Subsidiary.

(c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Effective Date by the Borrower or any of its Subsidiaries, promptly (unless the Administrative Agent otherwise consents, in its reasonable discretion, based on the economic or other burdens of effecting the following) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity Ownership Interest of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Equity Ownership Interests of any such new Subsidiary be required to be so pledged) and (ii) and in the case such Equity Ownership Interest is evidenced by certificated capital stock, deliver to the Administrative Agent the certificates representing such certificated capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein.

SECTION 5.10 Maintenance of Separateness. Satisfy customary corporate formalities including the holding of regular board of directors’ and shareholders’ meetings and the maintenance of corporate offices and records. None of the Borrower nor any of its Subsidiaries shall make any payment to a creditor of any Joint Venture in respect of any liability of any Joint Venture which is not a liability of the Borrower or such Subsidiary (other than Guarantee Obligations by the Borrower or any Subsidiary of the obligations of Joint Ventures permitted hereunder), and no bank account of any Joint Venture shall be commingled with any bank account of the Borrower or any of its Subsidiaries. Any financial statements distributed to any creditors of any Joint Venture shall, to the extent permitted by GAAP, clearly establish the corporate separateness of such Joint Venture from the Borrower and its Subsidiaries. Finally, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which could result in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of any Joint Venture in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 5.11 Ratings. The Borrower shall take all actions within its power to cause S&P and Moody’s to continue to at all times rate the long-term secured indebtedness outstanding hereunder.

ARTICLE VI

Negative Covenants

The Borrower hereby agrees that, so long as the Commitments or the Credit-Linked Deposits remain in effect, any Letters of Credit remain outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

SECTION 6.01 Financial Covenants.

(a) Leverage Ratio. Permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
March 31, 2005 through December 31, 2005	10.00 to 1.00
March 31, 2006 through June 30, 2006	9.75 to 1.00
September 30, 2006	9.50 to 1.00
December 31, 2006	9.25 to 1.00
March 31, 2007 through June 30, 2007	9.00 to 1.00
September 30, 2007	8.75 to 1.00
December 31, 2007 through June 30, 2008	8.50 to 1.00
September 30, 2008 through December 31, 2008	8.25 to 1.00
March 31, 2009	8.00 to 1.00
June 30, 2009 through September 30, 2009	7.75 to 1.00
Thereafter	7.50 to 1.00

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower ending during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
March 31, 2005 through December 31, 2006	1.25 to 1.00
March 31, 2007 through December 31, 2007	1.30 to 1.00
March 31, 2008 through December 31, 2008	1.35 to 1.00
Thereafter	1.50 to 1.00

SECTION 6.02 Indebtedness. Create, issue, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Unsecured intercompany Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) if the obligor under any such Indebtedness is a Loan Party, such intercompany Indebtedness shall be subordinated to the Obligations of such Loan Party and (ii) if the obligor thereunder is not a Loan Party and the holder of such Indebtedness is a Loan Party, such holder shall receive an intercompany note as evidence thereof and pledge the same pursuant to the Security Documents;

(c) Guarantee Obligations (i) by the Borrower in respect of obligations of Subsidiary Guarantors or other Subsidiaries and/or Joint Ventures (but, as to Guarantee Obligations with respect to Indebtedness and lease payments, only to the extent permitted by Section 6.06(h)), (ii) by any Subsidiary Guarantor of any obligations of the Borrower or any other Subsidiary Guarantor, (iii) by any Subsidiary of any obligations of any Person acquired by it which Person becomes a Subsidiary after giving effect to such acquisition so long as such acquisition is permitted under this Agreement and if the guaranteeing Subsidiary is a Subsidiary Guarantor then the guaranteed Subsidiary must also be a Subsidiary Guarantor, (iv) by any Special Purpose Subsidiary of any obligations of any other Special Purpose Subsidiary and (v) Management Agreement Guarantees permitted by Section 6.06(i) and/or 6.06(j);

(d) Indebtedness outstanding on the Effective Date, including incurred on such date in the case of the CMBS Facility and the Mezzanine Facility, (the “Existing Indebtedness”) and to the extent constituting borrowed money and guarantees of same of the Borrower and its Subsidiaries in excess of $1,000,000 as of the Effective Date and intended to remain outstanding after such date (excluding the Loans and intercompany Indebtedness between or among the Borrower and the Subsidiary Guarantors) listed on Schedule 3.22 and any refinancings, refundings, renewals or extensions thereof, provided that any such refinancings, refundings, renewals and extensions shall not (i) shorten the maturity of such Indebtedness, (ii) (other than in the case of Existing Mortgage Debt) increase the principal amount thereof and/or (iii) be secured by any Liens on assets not otherwise securing such Indebtedness on the Effective Date (other than pursuant to a Wrap Refinancing and/or on immaterial unencumbered assets neighboring, located on or utilized in connection with the properties being refinanced);

(e) Indebtedness incurred after the Effective Date (excluding refinancings, refundings, renewals and extensions permitted by clause (d) above but including Capital Lease Obligations incurred after the Effective Date to the extent not included pursuant to the preceding and refinancings of such Indebtedness) (i) secured by Liens permitted by Section 6.03(g) on equipment in an aggregate principal amount not in excess of $15,000,000 at any time outstanding and (ii) secured by Liens permitted by Section 6.03(g) on assets other than equipment, which when added to the then outstanding principal amount of the Assumed Indebtedness permitted by clause (g) below, will not exceed $25,000,000 at any time outstanding, provided that (i) such Indebtedness shall be incurred without recourse to any Subsidiary of the Borrower other than the Subsidiary incurring such Indebtedness and (ii) such Indebtedness may be incurred with recourse to the Borrower (or supported by an unsecured guaranty by the Borrower);

(f) Indebtedness of the Borrower, and guarantees thereof by the Subsidiary Guarantors, under the Second-Lien Credit Agreement and the other Second-Lien Loan Documents in an aggregate principal amount not to exceed $140,000,000 (less the amount of any repayments of principal thereof made after the Effective Date);

(g) Assumed Indebtedness (including refinancings, refundings, renewals or extensions thereof, all on the basis provided for Existing Indebtedness in Section 6.02(d) with references therein to Existing Mortgage Debt being deemed to be references to Assumed Indebtedness) incurred after the Effective Date pursuant to Permitted Acquisitions or Exchanges permitted under Section 6.05(c) in an aggregate principal amount which, when added to the then outstanding principal amount of the Indebtedness permitted by clause (e)(ii) above, will not exceed $25,000,000 at any time outstanding, provided that (i) such Indebtedness shall be incurred without recourse to any Subsidiary of the Borrower other than the Subsidiary making such Permitted Acquisition or Exchange and any Person that becomes a Subsidiary as a result of such Permitted Acquisition or Exchange and (ii) such Indebtedness may be incurred with recourse to the Borrower (or supported by an unsecured guarantee by the Borrower);

(h) Indebtedness (i) in an aggregate principal amount not to exceed at any time outstanding $50,000,000 with respect to construction loans, completion guarantees, performance bonds, surety bonds or customs bonds required in the ordinary course of business or (ii) in an aggregate principal amount not to exceed at any time outstanding $15,000,000 in connection with appeal bonds or the enforcement of rights or claims of any Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default under Section 7.07 or an Event of Default;

(i) Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding secured by Liens under the Security Documents (on a pari passu basis with the Obligations as set forth therein); and

(j) additional unsecured Indebtedness of the Borrower and its Subsidiaries not to exceed $25,000,000 at any time outstanding, provided that such Indebtedness is not of the type described in any clause above.

SECTION 6.03 Liens. Create, incur, assume or suffer to exist any Lien upon any of its assets, whether now owned or hereafter acquired, except (“Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that do not in the aggregate materially detract from the value of the assets of the Borrower and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date of this Agreement securing Existing Indebtedness (including refinancings, refundings, renewals or extensions thereof permitted under Section 6.02 (d), provided that, except in the case of Wrap Refinancings, no such Lien is spread to cover any additional assets after the Effective Date (other than “products” and “proceeds” thereof or customary after acquired property, as each such term is defined in the Uniform Commercial Code of the State of New York);

(g) Liens securing Indebtedness (including refinancings of such Indebtedness) of the Borrower or any other Subsidiary incurred pursuant to Section 6.02 (e) to finance the acquisition of or improvement to fixed or capital assets (including equipment) or the acquisition or creation after the Effective Date of Equity Ownership Interest in Subsidiaries and/or Joint Ventures, provided that (i) such Liens shall be created substantially simultaneously with (or within 90 days after) the acquisition or creation of or improvement to such fixed or capital assets or such Equity Ownership Interests (or refinancings thereof subject to clauses (ii) and (iii) below), (ii) such Liens do not at any time encumber any assets other than the assets or such Equity Ownership Interests financed or improved by such Indebtedness (including the “products” and “proceeds” thereof or customary after acquired property, as each such term is defined in the Uniform

Commercial Code of the State of New York) and (iii) with respect to refinancings thereof, the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to (i) the Security Documents and (ii) the Second-Lien Loan Documents, provided that the Liens created pursuant to the Second-Lien Loan Documents are limited to assets constituting Collateral pursuant to the Security Documents and are at all times subordinated to the Liens pursuant to the Security Documents on the terms provided in the Intercreditor Agreement;

(i) any interest or title of a lessor or licensor under any lease or license (including subleases or sublicenses) entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens securing Assumed Indebtedness (or refinancings thereof) permitted by Section 6.02(g), provided that such Liens (i) were not incurred in contemplation of the Permitted Acquisition or Exchange consummated in conjunction with the assumption of such Assumed Indebtedness (or refinancing thereof) and (ii) do not encumber any assets other than the assets acquired pursuant to such acquisition;

(k) Liens on assets constituting neither Collateral nor Negative Pledge Assets (or on Collateral and/or Negative Pledge Assets if solely as a result of operation of law) securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.02(h)(i);

(l) Liens arising from judgments, decrees or attachments or securing appeal bonds in circumstances not constituting a Default under Section 7.07 or an Event of Default, provided that the amount of cash and assets (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment or appeal bond shall not exceed $15,000,000 at any time outstanding;

(m) (i) Liens to secure the performance by the Borrower and its Subsidiaries of leases of Real Property or personal property, to the extent incurred or made in the ordinary course of business, (ii) licenses, sublicenses, leases or subleases entered into the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, (iii) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases, and (iv) statutory and common law landlords’ liens under leases to which any of the Borrower and its Subsidiaries is a party;

(n) Permitted Encumbrances;

(o) Liens in favor of the Borrower or any Subsidiary Guarantor granted by any Subsidiary;

(p) customary Liens encumbering the Equity Ownership Interests owned by the Borrower or any of its Subsidiaries (which Equity Ownership Interests are not required to be pledged pursuant to the Security Documents) granted in favor of any non-Affiliate partners or members in any Joint Venture or non-Wholly Owned Subsidiary owned by Borrower or any Subsidiary and for failure of such Person to perform its obligations under the relevant Company Documents; and

(q) options to purchase the land to be sold in connection with Timeshare Development Transactions.

SECTION 6.04 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its assets, or business, except for transactions permitted by Section 6.05, and except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the sole continuing or surviving corporation) or with or into any Subsidiary (provided that if any such Subsidiary is a Subsidiary Guarantor or Wholly-Owned Subsidiary Guarantor, such Subsidiary Guarantor or Wholly-Owned Subsidiary Guarantor, as the case may be, shall be the sole continuing or surviving corporation);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor and any Non-Guarantor Subsidiary may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Non-Guarantor Subsidiary; and

(c) any Permitted Acquisition or Exchange may be structured as a merger with or into the Borrower (provided that the Borrower shall be the sole continuing or surviving corporation) or with or into any Subsidiary (provided that if any such Subsidiary is a Subsidiary Guarantor or Wholly-Owned Subsidiary Guarantor, such Subsidiary Guarantor or Wholly-Owned Subsidiary Guarantor, as the case may be, shall be the sole continuing or surviving corporation).

SECTION 6.05 Disposition of Assets or Equity Ownership Interests. Dispose of any of its assets, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Ownership Interest of such Subsidiary to any Person, except:

(a) the Disposition of obsolete, damaged or worn out assets in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) a transaction involving a like-kind exchange under, pursuant to and in compliance with Section 1031 of the Code (“Exchanges”), provided that (x) the property transferred may not be a Mortgaged Property or a Negative Pledge Asset (unless consented to by the Administrative Agent) and if a Mortgaged Property or a Negative Pledge Asset, the property received by the Borrower or its Subsidiary upon such an Exchange must be a Real Property Asset and (y) within five Business Days following the date of consummation of any Exchange, the Borrower shall deliver a Net Cash Proceeds Notice with respect thereto and any Net Cash Proceeds in respect thereof shall applied in accordance with Section 2.11(f);

(d) Asset Dispositions (including pursuant to Buy/Sell Arrangements) which in each case shall be for an amount equal to at least the fair market value thereof (as determined by the senior management of the Borrower and certified in writing by the Borrower to the Administrative Agent, which certification shall also confirm that, after giving effect to such Asset Disposition, the Borrower shall remain in pro forma compliance with all of its covenants herein)

for at least 75% Cash Consideration (other than in connection with a Timeshare Development Transaction, the Disposition of which shall not be subject to such 75% Cash Consideration requirement), provided that within five Business Days following the date of consummation of any such Asset Disposition, the Borrower shall deliver a Net Cash Proceeds Notice and any Net Cash Proceeds thereof shall be applied as required under Section 2.11(f) and if such Asset Disposition constitutes a sale-leaseback transaction, (x) such sale-leaseback may not be in respect of a Mortgaged Property, (y) the Attributable Indebtedness associated with such sale-leaseback does not exceed the fair market value of the assets sold pursuant to such sale-leaseback and (z) any Indebtedness of the Borrower and its Subsidiaries arising from any such sale-leaseback transaction shall be permitted pursuant to Section 6.02(e);

(e) the sale or issuance of the Equity Ownership Interest in any Subsidiary or Joint Ventures (i) to the Borrower or any other Subsidiary of the Borrower, provided that if the Equity Ownership Interests were owned by the Borrower or a Wholly-Owned Subsidiary Guarantor, such sale or issuance shall be to the Borrower or Wholly-Owned Subsidiary Guarantor, as the case may be, or (ii) subject to the limitations in clause (d) above (other than issuance of Equity Ownership Interests (of Persons not Subsidiary Guarantors) to any other Person which, after giving effect to such issuance and to any Investment made by the other Person in the affected Subsidiary or Joint Venture, the value of the Investment (as reasonably determined by the Borrower) retained by the Borrower or such Subsidiary has not been reduced) to any other Person;

(f) leases and licenses (and subleases and sublicenses) of real or personal property in the ordinary course of business (so long as any such lease does not create a Capital Lease Obligation except to the extent permitted by Section 6.02);

(g) licenses and sublicenses of patents, trademarks, copyrights and know-how to third Persons, in the ordinary course of business, and to one another;

(h) Investments permitted by Section 6.06 and as otherwise permitted pursuant to Section 6.04;

(i) Dispositions or transfers arising out of, or in connection with, a Recovery Event and/or any Disposition that does not constitute an Asset Disposition under the provisos in the definition of Asset Disposition; and

(j) Liens permitted by Section 6.03.

SECTION 6.06 Investments. Make any advance, loan, extension of credit (by way of an advance, guaranty or otherwise) or capital contribution to, or purchase any Equity Ownership Interest, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except for the following (“Permitted Investments”):

(a) the Investments held on the Effective Date and identified on Schedule 6.06(a);

(b) (i) extensions of trade credit in the ordinary course of business or (ii) extensions of credit resulting from advances by the Borrower and its Subsidiaries as a manager of a Hotel which will be reimbursed by the owner thereof in the ordinary course of the business;

(c) Investments in Cash Equivalents;

(d) Guarantee Obligations permitted by Section 6.02 (c);

(e) loans and advances to and guaranties for the benefit of employees of the Borrower or any Subsidiary of the Borrower (i) in the ordinary course of business for travel, entertainment, relocation expenses and similar purposes or (ii) to enable such employee to exercise employee stock options or stock grants or for other purposes in an aggregate amount not to exceed $5,000,000;

(f) Investments by the Borrower or any of its Subsidiaries in a transaction not constituting a Permitted Expenditure in the Borrower or any Subsidiary Guarantor;

(g) Investments constituting Exchanges to the extent permitted pursuant to Section 6.05(c);

(h) Investments constituting Permitted Expenditures not exceeding in the aggregate in any fiscal year (i) $75,000,000 plus (ii) the Holdback Amount for such fiscal year, provided that (x) the aggregate Purchase Price expended for all Permitted Acquisitions during any fiscal year of the Borrower shall not exceed $25,000,000 and (y) the aggregate Permitted Expenditures (valued as provided in the definition of Permitted Expenditures) made during any fiscal year other than Permitted Acquisitions shall not exceed $50,000,000 plus, in both cases, an aggregate amount equal to the unutilized Holdback Amount, provided further that Permitted Expenditures in any fiscal year shall not exceed such maximum amount that would result in a default under Section 6.16;

(i) Agreed Additional Permitted Expenditures;

(j) Management Agreement Investments not exceeding $15,000,000 in any year, provided that the $15,000,000 amount shall be increased to $30,000,000 at any time when the Leverage Ratio as of the last day of the fiscal quarter then last ended is less than 6.00 to 1.00 (with any amount expended as a result of, but in compliance with, such increased amount not to cause a default under this Section 6.06(j) if the permitted amount is subsequently reduced to $15,000,000 because this proviso is inapplicable);

(k) Investments made pursuant to the Tempus Timeshare;

(l) Investments constituting New Asset Acquisitions; and

(m) Investments by the Borrower and its Subsidiaries received as non-cash consideration for, or remaining after giving effect to, any Disposition permitted by Section 6.05(c), (d) and (e), provided that such assets constituting such non-cash consideration shall be pledged to the Collateral Agent as collateral to secure the Obligations of the Borrower and its Subsidiaries.

SECTION 6.07 Dividends. Declare or pay any dividend (other than dividends payable solely in (i) common stock of the Person making such dividend or (ii) the same class of Equity Ownership Interest of the Person making such dividend on which such dividend is being declared or paid) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Ownership Interest of the Borrower or any Subsidiary, whether now or hereafter outstanding (but not including any conversion or exchange of preferred equity directly or indirectly into common stock), or make any other distribution in respect thereof, either directly or indirectly, whether in cash or assets (excluding any common stock but, including any debt obligation of the Borrower or any Subsidiary) or enter into or incur any Derivatives Obligations or other transaction with any financial institution, commodities or stock exchange (a “Derivatives Counterparty”) obligating it to make payments to such Derivatives Counterparty as a result of any change in market value of its Equity Ownership Interests (collectively, “Dividends”), except that:

(a) any Subsidiary may pay Dividends to the Borrower or any Subsidiary Guarantor or in the case of a Wholly-Owned Subsidiary, to any Subsidiary that owns its Equity Ownership Interests;

(b) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to the holders of its Equity Ownership Interests generally, so long as the Borrower or its respective Subsidiary which owns the Equity Ownership Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative economic holdings of equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary or the terms of any agreements applicable thereto);

(c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph (c) after the Effective Date (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $1,000,000; and

(d) Patriot OP and Wyndham Partnership may redeem outstanding OP Units, provided that any such redemptions to be made in cash may only be made so long as no Default under Sections 7.01 or 7.05 or Event of Default exists or would result therefrom.

(e) any Subsidiary may pay Dividends in the form of cash or Equity Ownership Interests in a Subsidiary of such Subsidiary that is a Transitional Subsidiary to one or more holders of its minority Equity Ownership Interests in connection with redeeming in full such Equity Ownership Interests that are not otherwise permitted by clause (b) above provided that if the Subsidiary paying such Dividend is not a Subsidiary Guarantor then such Dividend shall be deemed to be an Investment and the parties must be able to be paid under Section 6.06(h); and

(f) Dividends satisfying appraisal rights under Delaware law in respect of the consummation of the Recap, provided that the aggregate amount of such Dividends shall not exceed an amount set forth in a letter agreement, dated the date hereof, between the Administrative Agent and the Borrower.

SECTION 6.08 Payments and Modifications of Certain Debt Instruments, Preferred Stock and Company Documents. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to any Indebtedness of the Borrower or its Subsidiaries under the Second-Lien Loan Documents or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Second-Lien Loan Document other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, (ii) does not involve the payment of a consent fee and (iii) could not be reasonably expected to be materially adverse to the Lenders, (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Company Documents of any Loan Party (except pursuant to the Recap Agreement, it being understood that any amendment or modification to the execution form Recap Agreement delivered to the Administrative Agent prior to the Effective Date may only be made to the extent permitted by this Section 6.08 (c) without giving effect to this proviso) in a manner which (x) (other than as a result of any change (direct or indirect) in conversion or exchange ratios under the Recap Agreement) would increase the amount of Dividends payable on the Borrower’s Preferred Stock or shorten the time of payments thereon, shorten the time for any scheduled redemption thereof, or increase the amount thereof, or add any additional rights to the holders thereof to receive mandatory redemptions or add covenants under the Borrower’s Preferred Stock restricting the operations of the Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) or (y) could be reasonably expected to be materially adverse to the Lenders (it being agreed that any change in the conversion and/or exchange ratios under the Recap Agreement is not materially adverse to the Lenders).

SECTION 6.09 Transactions with Affiliates. Enter into any transaction (other than the Recap), including any purchase, sale, lease or exchange of assets, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, provided that the following shall in any event be permitted: (i) the Transaction; (ii) intercompany transactions among the Borrower and its Wholly-Owned Subsidiaries, and its other Subsidiaries, and loans and advances to current and former employees, to the extent expressly permitted by Sections 6.06 and 6.07, shall be permitted; (iii) the Borrower and its Subsidiaries may enter into employment arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business; (iv) the payment of consulting or other fees to the Borrower by any of its Subsidiaries in the ordinary course of business; (v) the Tempus Timeshare; and (vi) the conversion or exchange of Series A Preferred Stock or Series B Preferred Stock into the Borrower common stock through one or more series of transactions; and (vii) the Borrower making payment of the indemnity obligations and other similar payment obligations, if any, as specified on Schedule 6.09. In no event shall any management, consulting or similar fee be paid or payable by the Borrower or any of its Subsidiaries to any Affiliate except as specifically provided in this Section 6.09 other than pursuant to employment and severance agreements approved by the compensation committee of Borrower’s Board of Directors, provided, however, that in no event shall any management, consulting or similar fees be paid or payable to any Apollo/THL Affiliate. In addition to the foregoing, without the consent of the Required Lenders, neither the Borrower nor any Subsidiary shall enter into any transaction in respect of the Disposition (other than a Designated Disposition) of any asset with any Apollo/THL Affiliate involving an amount in cash and/or the fair value of assets in excess of $500,000.

SECTION 6.10 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay Dividends in respect of any Equity Ownership Interest of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or applicable law, (ii) restrictions in (A) the Second-Lien Loan Documents and (B) other restrictions in effect on the Effective Date and listed on Schedule 6.10, (iii) in the case of clause (c) above, customary non-assignment clauses in leases and other contracts entered into in the ordinary course of business, and restrictions in the Company Documents of non-Wholly-Owned Subsidiaries and Joint Ventures imposing restrictions on the transfers of the Equity Ownership Interests therein, (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Ownership Interest or assets of such Subsidiary and (v) any restrictions with respect to a Special Purpose Subsidiary imposed pursuant to the documents governing the related securitization or financing.

SECTION 6.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining Fiscal Quarters.

SECTION 6.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any secured Indebtedness (including in connection with securitizations and similar financings) permitted hereby (in which case, any prohibition or limitation shall only be effective against the Equity Ownership Interests or assets financed or leased thereby) or leasing obligations, (c) Loan restrictions in the Second-Lien Loan Documents and any other documents evidencing Indebtedness expressly permitted hereunder, (d) customary negative pledge and assignment provisions in agreements entered into in the ordinary course of business, including, without limitation, agreements relating to joint venture interests (whether conducted as a corporation, partnership, limited liability company or other legal entity or through other legal or contractual arrangements), (e) any restrictions with respect to assets imposed pursuant to an agreement that has been entered into in connection with the Disposition of such assets and (f) any restrictions with respect to (I) a Special Purpose Subsidiary (or to a holder of any such Special Purpose Subsidiary’s Equity Ownership Interest to the extent applicable only thereto) imposed pursuant to the documents governing the related securitization or financing and (II) the lessee or tenant under operating leases existing on the Effective Date.

SECTION 6.13 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the Hospitality/Leisure-Related Business.

SECTION 6.14 Subsidiary Stock. Permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiaries, (iii) to qualified directors to the extent required by applicable law and (iv) Subsidiaries formed after the Effective Date may issue capital stock or other Equity Ownership Interests to any Person so long as the Investments by the Borrower and its Subsidiaries in such Subsidiaries are in accordance with the requirements of Section 6.06(f) or (h). All capital stock issued in accordance with this Section 6.14 other than capital stock issued by a Special Purpose Subsidiary shall, to the extent required by the Guaranty and Collateral Agreement, be delivered to the Collateral Agent for pledge pursuant to the Guaranty and Collateral Agreement.

SECTION 6.15 Derivatives Obligations. Contract, create, incur, assume or suffer to exist any Derivatives Obligations, except:

(i) The Interest Rate Protection Agreements existing on the Effective Date and listed on Schedule 6.15 shall be permitted and the Borrower may enter into such other non-speculative Interest Rate Protection Agreements from time to time; and

(ii) Other Hedging Agreements may be entered into by the Borrower and its Subsidiaries, so long as such Other Hedging Agreements are for bona fide foreign exchange currency hedging purposes and are not speculative in nature.

SECTION 6.16 Capital Expenditures.

Make any Capital Expenditure, provided that the Borrower and its Subsidiaries may make Capital Expenditures, so long as the Aggregate CE/PE Expenditures made in any fiscal year of the Borrower does not exceed the sum of (x) the Maximum CE Amount for such fiscal year plus (y) the Unutilized PPH Proceeds for such fiscal year.

ARTICLE VII

Events of Default

If any of the following events shall occur and be continuing:

SECTION 7.01 Payments. The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

SECTION 7.02 Representations, etc. Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

SECTION 7.03 Covenants.

(a) (i) The Borrower shall default in the observance or due performance of any term, covenant or agreement contained in Section 5.09, Section 9.19 or Article VI (other than Section 6.01) of this Agreement or (ii) any Loan Party shall default in the observance or due performance of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in Sections 7.01, 7.02, 7.03(a)(i) or 7.03(b)), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders;

(b) the Borrower shall default in the observance of any provision set forth in Section 6.01 and such default shall continue unremedied for a period of 30 days after any senior officer of the Borrower has knowledge of such default (or five days if the immediately following proviso is no longer operative), provided that, subject to the immediately following proviso, equity contributed to, or issued by, the Borrower during such 30 day period shall be added to and included in the determination of EBITDA for the Borrower as provided in the definition of EBITDA, provided further, that the Borrower shall not have the benefit of the immediately preceding proviso on more than two occasions.

SECTION 7.04 Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (i) default in making any payment of (x) any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or otherwise given in writing by the holder or beneficiary or counterparty of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or otherwise given in writing by the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary); or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and any grace period applicable thereto shall have expired; the effect of which default or other event or condition described in clauses (i), (ii) or (iii) above is to cause, or permit the holder or beneficiary or counterparty (or a trustee or agent on behalf of such holder or beneficiary) of such Indebtedness with the giving of notice to cause, such Indebtedness to become due prior to its stated maturity or termination date or (in the case of any such Indebtedness constituting a

Guarantee Obligation) to become payable, provided, that a default, event or condition described in clause (i), (ii) or (iii) of this Section 7.04 shall not at any time constitute a Default or an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) above shall have occurred and be continuing with respect to such Indebtedness, the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

SECTION 7.05 Bankruptcy, etc. (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment which is not vacated, dismissed or stayed pending appeal within 60 days or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

SECTION 7.06 ERISA. Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 and 408 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence under Title IV of ERISA to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a “distress termination” or an “involuntary terminations, as such terms are defined in Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

SECTION 7.07 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

SECTION 7.08 Security Documents. Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert or any Lien created by any of the Security Documents (other than Liens on properties with an aggregate value not in excess of $500,000) shall (except as expressly permitted therein) cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party shall default in the observance or due performance of any term, covenant or agreement contained in the Security Documents and such default, if not a default in delivering Collateral (other than intercompany Indebtedness) or effecting necessary filings or recordings (or providing authorization to the Collateral Agent to permit it to make necessary filings and/or recordings) shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

SECTION 7.09 Change of Control. A Change of Control shall occur; or

SECTION 7.10 Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force and effect as a result of the action of a Loan Party, or any Lien securing or purporting to secure Indebtedness or other obligations owing under the Second-Lien Loan Documents shall, as a result of the action of a Loan Party, cease to be subordinated to the Lien created under the Security Documents securing the First-Lien Obligations under, and as defined in, and pursuant to, the Intercreditor Agreement;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 7.05 above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the giving of any notice referred to in clause (i) or (ii) of the preceding sentence, the Administrative Agent shall also withdraw from the Credit-Linked Deposit, an amount (if any) by which the aggregate Credit-Linked Deposits exceed the aggregate undrawn amount of all outstanding CL Letters of Credit and to pay over such amount to the CL Lenders pro rata on the basis of their CL Percentages. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind (other than notices expressly required pursuant to this Agreement and any other Loan Document) are hereby expressly waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment. The Lenders hereby designate JPMorgan Chase as Administrative Agent to act as specified herein and in the other Loan Documents (for purposes of this Article VIII, the term “Administrative Agent” shall mean JPMorgan Chase in its capacity as Administrative Agent hereunder and Collateral Agent pursuant to the Security Documents). Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent and the Collateral Agent are hereby authorized by the Lenders to take the actions under the Security Documents necessary to effect the transactions permitted under this Agreement. The Administrative Agent shall administer this Agreement and service the Loans with the same degree of care as the Administrative Agent would use in servicing a loan of similar size and type for its own account.

SECTION 8.02 The Administrative Agent in its Individual Capacity. The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and may accept fees and other consideration from the Borrower or any Subsidiary or other Affiliate thereof for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

SECTION 8.03 Nature of Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender and (d) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, with respect to all legal matters pertaining to this Agreement and any other Loan Document and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Resignation or Removal of the Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time from the performance of all its functions and duties hereunder and/or under the Loan Documents by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring

Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Furthermore, the Administrative Agent may be removed by the Required Lenders in the event that it has committed a willful breach of, or was grossly negligent in the performance of, its material obligations hereunder.

SECTION 8.06 Lack of Reliance on the Administrative Agent. Each Lender acknowledges that it has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party and each of their Subsidiaries in connection with the making and the continuance of the Loans, participation in Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Loan Party and each of their Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or issuance of Letters of Credit or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of any Loan Party or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of any Loan Party or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 8.07 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 8.08 Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent, in proportion to their respective “percentages” as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Loan Document, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 8.09 Other Agents. Nothing in this Agreement shall impose on any Documentation Agent or Syndication Agent, in each case in such capacity, any duties or obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, Attention Chief Financial Officer (Telecopy No. (214)-863-1527) and Treasurer (Telecopy (214) 863-1669);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention of Loan and Agency Services Group, Attention of Marlies Iida (Telecopy No. (713) 750-2892), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 3rd Floor, New York, NY 10172, Attention of Donald Shokrian (Telecopy No. (646) 534-0574);

(c) if to JPMorgan Chase Bank, N.A., as Issuing Bank, to 270 Park Avenue, 15th Floor, New York, NY 10017, Attention of Elena Gillcrist (Telecopy No. (212) 270-3513), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 3rd Floor, New York, New York 10172, Attention of Donald Shokrian (Telecopy No. (646) 534-0574);

(d) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Loan and Agency Services Group, Attention of Marlies Iida (Telecopy No. (713) 750-2892), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 3rd Floor, New York, NY 10172, Attention of Donald Shokrian (Telecopy No. (646) 534-0574); and

(e) if to any other Lender or Issuing Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.

(a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) with Obligations being directly modified thereby, (i) extend the final scheduled maturity of any Loan or extend the CL Maturity Date or the stated maturity of any Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date), or reduce the rate or extend the time of payment of interest (except in connection with a waiver of applicability of any post-default increase in interest rates) or Fees thereon, or reduce or forgive the principal amount thereof (except to the extent repaid in cash), (ii) amend, modify or waive any provision of this Section 9.02 or reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or the provisions of this Section 9.02 on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iv) release all or substantially all of the Collateral or Subsidiary Guarantors under this Agreement or any other Loan Document (except as expressly provided in the Loan Documents), provided further, that no such change, waiver, discharge or termination shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (B) without the consent of the Administrative Agent, amend, modify or waive any provision of Article VIII as same applies to the Administrative Agent or any other provision as the same relates to the rights or obligations of the Administrative Agent, (C) without the consent of JPMorgan Chase and each other Issuing Bank, amend, modify or waive any provision of Section 2.05 or alter its rights or obligations with respect to Letters of Credit, (D) without the consent of the Swingline Lender, amend, modify or waive any provision of Section 2.04 or alter its rights or obligations with respect to Swingline Loans and (E) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 2.20.

(b) If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 9.02(a), the consent of the Super-Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-

consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.19(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination, provided, that in any event the Borrowers shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 9.02(a).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of White & Case LLP as counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to an Issuing Bank under paragraph (a) or (b) of this Section, each RF Lender and each CL Lender severally agrees to pay to the Administrative Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 5 days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) and any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans or Credit-Linked Deposits at the time owing to it), provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its RF LC Obligations or Swingline Exposure, each Issuing Bank (other than an Issuing Bank with no obligation to issue any RF Letter of Credit) and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or a Related Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Credit-Linked Deposit, as the case may be, the amount of the Commitment and/or Credit-Linked Deposit of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of an assignment of Revolving

Commitments or Revolving Loans or $1,000,000 for any other assignment (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an affiliate of such fund as a single assignment for purposes of the minimum amount unless each of the Borrower and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld or delayed, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further, that any consent of the Borrower or Administrative Agent otherwise required under this paragraph shall not be required if a Default exists under Sections 7.01 or 7.05 or Event of Default exists or results therefrom. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 as relating to any period of time prior to the effectiveness of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and/or Credit-Linked Deposit of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans and/or Credit-Linked Deposits owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(a) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities, provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated and the Credit-Linked Deposits not returned in full. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law, Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its assets, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any Jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any pledgee referred to in Section 9.04(g), any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) when (i) the Borrowers and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile) the same to the Administrative Agent and (ii) the Lenders shall have received the fees described to them in writing by the Administrative Agent and (iii) the Administrative Agent and the Joint Lead Arrangers shall have received any fees agreed between itself and the Borrower which are then due and owing.

SECTION 9.14 Domicile of Loans. Each Lender may transfer and carry its Loans and/or Commitments at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 9.14 would, at the time of such transfer, result in increased costs under Sections 2.05(f), 2.15, 2.16 and 2.17 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

SECTION 9.15 Calculations; Computations. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders) (“GAAP”), except to the extent the definitions in this Agreement expressly dictate different treatment, provided that, except as otherwise specifically provided herein, including in the definitions, all computations determining compliance with Section 6.01 and Section 2.11(g), shall utilize accounting principles and policies in conformity with those used to prepare the annual financial statements first delivered to the Lenders pursuant to Section 5.01.

SECTION 9.16 The Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the

Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Act.

SECTION 9.17 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SECOND-LIEN LOAN DOCUMENTS, WHICH LIENS SHALL BE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF SECTION 9.1 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 9.17 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT CERTAIN AGENTS ARE ALSO ACTING IN AN AGENCY CAPACITY UNDER, AND AS DEFINED IN, THE SECOND-LIEN LOAN DOCUMENTS, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

SECTION 9.18 Rollover of Existing Term Loans. Each Lender party to this Agreement on the Effective Date that is to make Term Loans on such date and immediately prior to the making of such Term Loans held Term Loans under and as defined in the Existing Credit Agreement (the “Existing Term Loans”) hereby agrees that the principal amount of the Existing Term Loans shall, up to the amount of the Term Loan Commitment of such Lender on the Effective Date, be retained by the Borrower and thereupon constitute, for all purposes of the Loan Documents, Term Loans made hereunder on the Effective Date, with such Lender to either (x) make an additional Term Loan on the Effective Date in an aggregate principal amount equal to the excess of (i) its Term Loan Commitment over (ii) the aggregate outstanding principal amount of its Existing Term Loans as of the opening of business on the Effective Date or (y) be repaid that portion of the principal amount of its Existing Term Loans that equals the excess of (i) the aggregate outstanding principal amount of its Existing Term Loans as of the opening of business on the Effective Date over (ii) its Term Loan Commitment.

SECTION 9.19 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Borrower shall cause, within 10 days following the Effective Date (or such later date as the Administrative Agent shall determine in its sole discretion), each Grantor (as defined in the Guaranty and Collateral Agreement) to physically deliver to the Collateral Agent all certificates representing certificated Equity Ownership Interests (together with the appropriate stock powers) pledged pursuant to the Guaranty and Collateral Agreement by such Grantor which were not delivered to the Collateral Agent on the Effective Date pursuant to Section 4.01(g) and to take such further actions required (if any) to perfect the Collateral Agent’s security interest therein. All provisions of this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time period required above rather than as otherwise provided in the respective Loan Document); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 9.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 9.19 have been taken (or were required to be taken). The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time period required above shall create an immediate Event of Default pursuant to this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WYNDHAM INTERNATIONAL, INC.

By	/s/ Gregory J. Moundas
	Name:	Gregory J. Moundas
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
Individually and as Administrative Agent

By
Name:
Title:

Wyndham First-Lien Credit Agreement

SIGNATURE PAGE TO THE FIRST-LIEN
CREDIT AGREEMENT, DATED AS OF
MAY 10, 2005, AMONG WYNDHAM
INTERNATIONAL, INC., A DELAWARE
CORPORATION, THE LENDERS PARTY
HERETO FROM TIME TO TIME,
JPMORGAN CHASE BANK, N.A., AS
ADMINISTRATIVE AGENT, AND BEAR
STEARNS CORPORATE LENDING INC.,
AS SYNDICATION AGENT

NAME OF INSTITUTION:

BEAR STEARNS CORPORATE LENDING INC.

By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

EUROHYPO AG. NEW YORK BRANCH

By:	/s/ David Schwartz
	Name:	David Schwartz
	Title:	Executive Director

By:	/s/ Stephen Cox
	Name:	Stephen Cox
	Title:	Vice President

GRANDVIEW, LLC
BY:	MILLENNIUM PARTNERS, L.P.
BY: MILLENNIUM MANAGEMENT, L.L.C.

By:	/s/ Terry Feeney
	Name:	Terry Feeney
	Title:	Chief Operating Officer

GREENWICH INTERNATIONAL LTD.

By:	/s/ Bryan Verona
	Name:	Bryan Verona
	Title:	S.V.P.

iSTAR FINANCIAL INC.

By:	/s/ Michelle M. MacKay
	Name:	Michelle M. MacKay
	Title:	Executive Vice President

Wyndham First-Lien Credit Agreement

KZH PONDVIEW LLC

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

MERRILL LYNCH CAPITAL, a division of Merrill
Lynch Business Financial Services Inc., a Delaware
Corporation

By:	/s/ Cynthia M. Lozano
	Name:	Cynthia M. Lozano
	Title:	Vice President